EXHIBIT 10.1

CREDIT AGREEMENT

Dated as of April 9, 2008

among
ALLIED CAPITAL CORPORATION,
Borrower

BANK OF AMERICA, N.A.,
Administrative Agent

BRANCH BANKING AND TRUST COMPANY,
Syndication Agent

SUNTRUST BANK
and
MERRILL LYNCH BANK USA,
Co-Documentation Agents

DEUTSCHE BANK AG NEW YORK BRANCH,

MORGAN STANLEY BANK
and
PNC BANK, NATIONAL ASSOCIATION
Managing Agents

and
LENDERS NAMED HEREIN,
Lenders

Up to $632,500,000

BANC OF AMERICA SECURITIES LLC,
Sole Lead Arranger and Sole Book Manager
TABLE OF CONTENTS

Page

SECTION 1.DEFINITIONS AND TERMS.		1

1.1	Definitions	1

1.2	General; References to Times	17

1.3	Accounting Principles	18

1.4	Letter of Credit Amounts	18

SECTION 2.CREDIT FACILITY.		18

2.1	Loans	18

2.2	Swing Line Subfacility	18

2.3	LC Subfacility	20

2.4	Borrowing Procedures	26

2.5	Rates and Payment of Interest on Loans	27

2.6	Number of Interest Periods	28

2.7	Repayment of Loans	28

2.8	Prepayments	28

2.9	Continuation	29

2.10	Conversion	29

2.11	Loan Accounts, Notes	29

2.12	Reductions of the Commitments	30

2.13	Increases of Commitments	30

SECTION 3.PAYMENTS, FEES AND OTHER GENERAL PROVISIONS.		30

3.1	Payments	31

3.2	Pro Rata Treatment	31

3.3	Sharing of Payments, Etc	31

3.4	Offset	32

3.5	Booking Borrowings	32

3.6	Several Obligations	32

3.7	Minimum Amounts	32

3.8	Fees	32

3.9	Computations	33

3.10	Maximum Rate	33

3.11	Interest Recapture	34

3.12	Agreement Regarding Interest and Charges	34

3.13	Defaulting Lenders	34

SECTION 4.YIELD PROTECTION, ETC.		35

4.1	Increased Cost and Reduced Return	35

4.2	Inability to Determine Rates	37

4.3	Illegality	37

4.4	Treatment of Affected Loans	37

4.5	Compensation	38

4.6	Taxes	38

4.7	Removal of Lenders	40

SECTION 5.CONDITIONS PRECEDENT.		41

5.1	Initial Conditions Precedent	41

5.2	Conditions Precedent to All Loans or LC Issuances	43

SECTION 6.REPRESENTATIONS AND WARRANTIES.		44

6.1	Representations and Warranties	44

6.2	Survival of Representations and Warranties, Etc	48

SECTION 7.AFFIRMATIVE COVENANTS.		49

7.1	Preservation of Existence and Similar Matters	49

7.2	Compliance with Applicable Law and Material Contracts	49

7.3	Maintenance of Property	49

7.4	Conduct of Business	49

7.5	Insurance	49

7.6	Payment of Taxes and Claims	49

7.7	Visits and Inspections	49

7.8	Use of Proceeds	50

7.9	Environmental Matters	50

7.10	Books and Records	50

7.11	Status of RIC and BDC	50

7.12	ERISA Exemptions	50

7.13	Further Assurances	50

SECTION 8.INFORMATION.		51

8.1	Quarterly Financial Statements	51

8.2	Year-End Statements	51

8.3	Compliance Certificate; Asset Reports	51

8.4	Other Information	52

SECTION 9.NEGATIVE COVENANTS.		54

9.1	Financial Covenants	54

9.2	Interest Rate Agreements	55

9.3	Liens; Agreements Regarding Liens; Other Matters	55

9.4	Distributions to Shareholders	56

9.5	Merger, Consolidation and Sales of Assets	56

9.6	Fiscal Year	57

9.7	Modifications to Material Contracts	57

9.8	Transactions with Affiliates	57

9.9	Subsidiary Senior Note Guaranty	58

9.10	Employee Benefit Plans	58

9.11	Payment of Obligation	58

SECTION 10.DEFAULT.		58

10.1	Events of Default	58

10.2	Remedies Upon Event of Default	62

10.3	Remedies Upon Certain Defaults	63

10.4	Allocation of Proceeds	63

10.5	Performance by Administrative Agent	64

10.6	Rights Cumulative	64

10.7	Company Waivers	64

10.8	Delegation of Duties and Rights	64

10.9	Not in Control	64

10.10	Course of Dealing	64

SECTION 11.AGREEMENT AMONG LENDERS.		65

11.1	Appointment, and Authority	65

11.2	Rights as a Lender	65

11.3	Exculpatory Provisions	65

11.4	Reliance by Administrative Agent	66

11.5	Delegation of Duties	66

11.6	Resignation of Administrative Agent	66

11.7	Non-Reliance on Administrative Agent and Other Lenders	67

11.8	No Other Duties, Etc	67

11.9	Administrative Agent May File Proofs of Claim	67

SECTION 12.MISCELLANEOUS.		68

12.1	Notices	68

12.2	Expenses	71

12.3	Jurisdiction; Consent to Service of Process; Waiver of Jury Trial	71

12.4	Successors and Assigns	72

12.5	Amendments, Etc	75

12.6	Nonliability of Agent and Lenders	77

12.7	Confidentiality	77

12.8	INDEMNIFICATION	77

12.9	Severability of Provisions	78

12.10	Governing Law	79

12.11	Counterparts	79

12.12	Entirety	79

12.13	Construction	79

12.14	Discharge Only Upon Payment in Full	79

12.15	Payments Set Aside	79

12.16	USA Patriot Act	80

12.17	Termination of Obligation Under Existing Agreement	80

SCHEDULES AND EXHIBITS
Schedule 1 Schedule 2 Schedule 6.1(a) Schedule 6.1(b) Schedule 6.1(g) Schedule 6.1(h)	- - -	Existing Letters of Credit Lenders and Commitments Qualification -Ownership Structure -Debt -Material Contracts
Exhibit A-1 Exhibit A-2 Exhibit B Exhibit C Exhibit D Exhibit E-1 Exhibit E-2 Exhibit F	- - - - - - - -	Form of Assignment and Assumption
Form of Administrative Questionnaire
Form of Notice of Borrowing
Form of Notice of Continuation
Form of Notice of Conversion
Form of Revolving Note
Form of Swing Line Note
Form of Opinion of Counsel

Exhibit G — Form of Compliance Certificate

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is entered into as of April 9, 2008, by and among ALLIED CAPITAL CORPORATION, a corporation organized under the laws of the State of Maryland (“Borrower”), each Lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), certain Agents (hereinafter defined), and BANK OF AMERICA, N.A., as a Lender and as Administrative Agent (hereinafter defined) for itself and the other Lenders.

RECITALS

A. Borrower has requested that Lenders extend credit to Borrower, providing for a revolving loan facility in an amount up to $632,500,000 as such amount may be increased to $1,500,000,000, in accordance with the terms of Section 2.13, for the purpose of funding Borrower’s working capital requirements and for general corporate purposes of Borrower and its Subsidiaries (hereinafter defined).

B. Upon and subject to the terms and conditions of this Agreement, Lenders are willing to extend such credit to Borrower.

Accordingly, in consideration of the mutual covenants contained herein, Borrower, Agents, Administrative Agent, and Lenders agree as follows:

SECTION 1.	DEFINITIONS AND TERMS.
1.1	Definitions As used herein:

“Adjusted EBIT” means, for any period with respect to Borrower and its Consolidated Subsidiaries on a consolidated basis, income after deduction of all expenses and other proper charges other than Taxes, Interest Expense and non-cash employee stock options expense and excluding (i) net realized gains or losses, (ii) net change in unrealized appreciation or depreciation, and (iii) the amount of interest paid-in-kind (“PIK”) to the extent such amount exceeds the sum of (x) PIK interest collected in cash and (y) realized gains collected in cash (net of realized losses); provided that the amount determined pursuant to this clause (y) shall not be less than 0, all as determined in accordance with GAAP.

“Adjusted Eurodollar Rate” means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Administrative Agent to be equal to the quotient obtained by dividing (a) the Eurodollar Rate for such Eurodollar Loan for such Interest Period by (b) one minus the Reserve Requirement for such Eurodollar Loan for such Interest Period.

“Administrative Agent” means Bank of America, N.A., and its permitted successors or assigns as “Administrative Agent” for Lenders under this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire substantially in the form of Exhibit A-2 or any other form approved by Administrative Agent.

“Affected Lender” has the meaning given that term in Section 4.7.

“Affiliate” means, as to any Person, any other Person: (a) directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with such Person; (b) directly or indirectly owning or holding 5.0% or more of any equity interest in such Person; or (c) 5.0% or more of whose voting stock or other equity interest is directly or indirectly owned or held by such Person. For purposes of this definition, (x) “control” (including with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise, other than by investment advisory contracts entered into in the ordinary course of business of Borrower or a Subsidiary of Borrower, and (y) neither Administrative Agent nor any Lender shall be deemed to be an “Affiliate” of Borrower.

“Agents” means, collectively, Syndication Agent, Co-Documentation Agents and Managing Agents.

“Agreement” means this Credit Agreement (as the same may hereafter be amended, modified, supplemented, or restated from time to time).

“Agreement Date” means the date as of which this Agreement is dated.

“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations, and orders of all governmental bodies and all orders and decrees of all courts, tribunals, and arbitrators.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC and its successors and assignees in its capacity as “Lead Arranger” and “Book Manager.”

“Asset Coverage Ratio” shall mean, on a consolidated basis for Borrower and its Consolidated Subsidiaries, the ratio which the value of total assets, less all liabilities and indebtedness not represented by senior securities (all as determined pursuant to the Investment Company Act and any orders of the Securities and Exchange Commission issued to Borrower thereunder), bears to the aggregate amount of senior securities representing indebtedness of Borrower and its Consolidated Subsidiaries.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investor advisor.

“Assignment and Assumption” means an Assignment and Assumption agreement among a Lender, an Eligible Assignee, and Administrative Agent, substantially in the form of Exhibit A-1 or such other form as may be agreed to by such Lender, such Eligible Assignee, and Administrative Agent.

“Assignment Fee” means a processing and recordation fee charged by Administrative Agent for each assignment in the amount of $3,500.

“Attorney Costs” means and includes all reasonable fees, expenses, and disbursements of any law firm or other external counsel.

“Bank of America” means Bank of America, N.A. and its permitted successors and assigns.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus one-half of one percent (0.5%) and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Book Value” means, at any date of determination with respect to any asset, the value thereof as the same would be reflected on a consolidated balance sheet of Borrower and its Consolidated Subsidiaries as at such time in accordance with GAAP.

“Borrower” is defined in the preamble to this Agreement and includes any permitted successors of Borrower.

“Borrower Materials” means all materials and/or information provided by or on behalf of Borrower to Administrative Agent and/or Arranger.

“Business Day” means (a) any day other than a Saturday, Sunday, or other day on which banks in New York City, New York, Dallas, Texas, or the state in which the Principal Office of Administrative Agent is located are authorized or required to close and (b) in addition to the foregoing, with reference to a Eurodollar Loan, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market and commercial banks are open for international business in London.

“Capitalized Lease Obligation” means Debt represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Debt shall be the capitalized amount of such obligations determined in accordance with such principles.

“Change in Law” has the meaning given such term in Section 4.1(a).

“Closing Date” means April 9, 2008, the date of this Agreement.

“Co-Documentation Agents” means, collectively, Merrill Lynch Bank USA and Suntrust Bank, and their permitted successors or assigns as “Co-Documentation Agents” under this Agreement.

“Commercial Mortgage Loan” means a loan secured by a Lien on improved real estate used for commercial purposes.

“Commitment” means, as to each Lender (other than LC Issuer or Swing Line Lender), such Lender’s obligation to make Loans pursuant to Section 2.1 (or purchase participations in Swing Line Loans pursuant to Section 2.2(c) or in LCs pursuant to Section 2.3(c)) in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule 2 as such Lender’s “Commitment Amount” or as set forth in the applicable Assignment and Assumption, as the same may be reduced or increased from time to time pursuant to Sections 2.12 and 2.13 or as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 12.4.

“Commitment Increase Effective Date” means, with respect to any increase in the Commitments effected pursuant to Section 2.13, the date upon which such increase in Commitments is effective.

“Commitment Percentage” means, as to each Lender (other than LC Issuer or Swing Line Lender), the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the sum of the aggregate amount of the Commitments of all Lenders (other than LC Issuer and Swing Line Lender) hereunder; provided, however, that if at the time of determination, the Commitments have terminated or been reduced to zero, the “Commitment Percentage” of each such Lender shall be the Commitment Percentage of such Lender in effect immediately prior to such termination or reduction.

“Commitment Usage” means, at the time of any determination thereof, the sum of (a) the Principal Debt plus, without duplication, (b) the LC Exposure.

“Compliance Certificate” means a certificate signed by the chief financial officer of Borrower, substantially in the form of Exhibit G.

“Consolidated Debt” shall mean as of the date of any determination thereof, the aggregate unpaid amount of all Debt of Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Shareholders’ Equity,” as of the date of determination thereof, shall mean the total shareholders’ equity of Borrower and its Consolidated Subsidiaries as the same would appear on a consolidated balance sheet of Borrower and its Consolidated Subsidiaries prepared as of such date in accordance with GAAP, including, in any case, common stock of Borrower (valued at cost) held in deferred compensation trusts and Permitted Preferred Stock of Borrower and its Consolidated Subsidiaries, but excluding any stock, common or preferred, not both issued and outstanding.

“Consolidated Subsidiaries” shall mean any Subsidiary which is required to be consolidated on financial statements of Borrower prepared in accordance with GAAP.

“Contingent Obligation” as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any indebtedness, lease, dividend, or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; or (c) under Interest Rate Agreements. “Contingent Obligations” shall include (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), comaking, discounting with recourse, or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take or pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (iii) any liability of such Person for the obligations of another through any agreement to purchase, repurchase, or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation, or to maintain the solvency, financial condition, or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed. The amount of any Contingent Obligation outstanding under clause (c) shall be determined in accordance with the definition of Interest Rate Agreement.

“Continue,” “Continuation,” and “Continued” each refers to the continuation of a Eurodollar Loan from one Interest Period to another Interest Period pursuant to Section 2.9.

“Convert,” “Conversion,” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.10.

“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan (except the payment by LC Issuer of drafts under LCs), (b) the Conversion of a Loan, or (c) the issuance of any LC.

“Credit Rating” means, at any time as to any Person, the lowest rating assigned by a Rating Agency to each series of rated senior unsecured long term indebtedness of such Person.

“Debt” means, with respect to any Person, at the time of computation thereof, all of the following (without duplication):

(a) its liabilities for borrowed money and under repurchase agreements (whether on a recourse or non-recourse basis), excluding any Interest Rate Agreement structured as a repurchase agreement entered into for the purpose of protecting against fluctuations in interest rates with respect to assets;

(b) its liabilities, whether or not for money borrowed (i) represented by notes payable or drafts accepted, in each case representing extensions of credit or (ii) evidenced by bonds, debentures, notes, or similar instruments;

(c) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business, but including, without limitation, all liabilities created or arising under any conditional sales contracts, title retention debt instruments, or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for such property);

(d) its Capitalized Lease Obligations;

(e) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(f) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment), and all obligations of such Person as the issuer of any letters of credit or acceptances (whether or not the same have been presented for payment);

(g) its liabilities under Interest Rate Agreements entered into for the purpose of hedging currency risks with respect to Debt; and

(h) any Contingent Obligation of such Person with respect to liabilities of a type described in any of clauses (a) through (g) hereof;

provided that any amount receivable by Borrower or any of its Consolidated Subsidiaries under an Interest Rate Agreement referred to in the preceding clause (g), as determined in accordance with the definition of Interest Rate Agreement, shall apply as an offset in the calculation of the total amount of Debt. “Debt” of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any of the events specified in Section 10.1, whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” has the meaning given that term in Section 3.13.

“Dollars” or “$” means the lawful currency of the United States of America.

“Effective Date” means the later of: (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 5.1 shall have been satisfied or waived, but (c) must be, if at all, a Business Day occurring no later than May 15, 2008.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of any Lender; (c) an Approved Fund; and (d) any other Person approved by Administrative Agent and (unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 12.4) Borrower, such approval not to be unreasonably withheld or delayed by Borrower or Administrative Agent and such approval to be deemed given by Borrower if no objection is received by the assigning Lender and Administrative Agent from Borrower within five Business Days after notice of such proposed assignment has been provided by the assigning Lender to Borrower; provided, however, that neither Borrower nor an Affiliate of Borrower shall qualify as an Eligible Assignee.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, disposal, or clean-up of Hazardous Materials, including, without limitation, the following: Clean Air Act, 42 U.S.C. 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq.; Solid Waste Disposal Act, 42 U.S.C. 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq.; National Environmental Policy Act, 42 U.S.C. 4321 et seq.; regulations of the Environmental Protection Agency, and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance” means any issuance or sale by a Person of its capital stock or other similar equity security, or any warrants, options, or similar rights to acquire, or securities convertible into or exchangeable for, such capital stock or other similar equity security.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Group” means Borrower, any Subsidiary, and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Eurodollar Loan” means a Loan bearing interest at a rate based on the Eurodollar Rate.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Event of Default” means any of the events specified in Section 10.1; provided that, any requirement for notice or lapse of time or any other condition has been satisfied.

“Exchange Act” has the meaning given that term in Section 10.1(m).

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, LC Issuer or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 4.7), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law having the force of law) to comply with Section 4.6(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 4.6(a).

“Existing Agreement” means that certain Credit Agreement dated as of September 30, 2005, as amended and supplemented to date.

“Existing Letters of Credit” means all letters of credit issued and outstanding under the Existing Agreement and identified on Schedule 1.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the letter agreement, dated March 3, 2008, among Borrower, Administrative Agent, and Arranger (as amended or modified from time to time).

“Fees” means the fees and commissions provided for or referred to in Section 3.8 and any other fees payable by Borrower to Administrative Agent, any other Agent, LC Issuer, Swing Line Lender, or any Lender hereunder or under any other Loan Document.

“Foreclosure Property” means assets acquired by foreclosure (or sale in lieu of foreclosure) of any Investment (other than Investments in a Consolidated Subsidiary) of Borrower or any of its Subsidiaries.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means, subject to Section 1.3, accounting principles as promulgated from time to time in statements, opinions, and pronouncements by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board and in such statements, opinions, and pronouncements of such other entities with respect to financial accounting of for-profit entities as shall be accepted by a substantial segment of the accounting profession in the United States.

“Governmental Approvals” means all authorizations, consents, approvals, licenses, and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state, or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public, or statutory instrumentality, authority, body, agency, bureau, or entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency, or the Federal Reserve Board, any central bank, or any comparable authority) or any arbitrator with authority to bind a party at law.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TLCP” toxicity, or “EP toxicity”; (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, or synthetic gas and drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; or (e) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Intercreditor Agreement” means an intercreditor agreement pursuant to which Lenders and the holders of any other Debt of Borrower have agreed to share payments made by any Consolidated Subsidiary under a Subsidiary Bank Guaranty, a Subsidiary Senior Note Guaranty, or any other guaranty of any Debt of Borrower on an equal and ratable basis.

“Interest Expense” means, with respect to a Person and for any period, the total consolidated interest expense (including, without limitation, capitalized interest expense and interest expense attributable to Capitalized Lease Obligations) of such Person and in any event shall include all interest expense with respect to any Debt in respect of which such Person is wholly or partially liable.

“Interest Period” means, with respect to any Eurodollar Loan, each period commencing on the date such Eurodollar Loan is made or the last day of the next preceding Interest Period for such Loan and ending on the date 7, 14, or 21 days or on the numerically corresponding day in the first, second, third, or sixth calendar month thereafter, as Borrower may select in a Notice of Borrowing, Notice of Continuation, or Notice of Conversion, as the case may be, except that each Interest Period for a Eurodollar Loan (other than a 7, 14, or 21 day Interest Period) that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date, (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, except in the case of a 7, 14, or 21 day Interest Period, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day), and (iii) notwithstanding the immediately preceding clause (i), no Interest Period for any Eurodollar Loan shall have a duration of less than one month (other than a 7, 14, or 21 day Interest Period), and, if the Interest Period for any Eurodollar Loan would otherwise be a shorter period, such Loan shall not be available hereunder for such period.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign exchange contract, currency swap agreement, repurchase agreement, or other similar contractual agreement or arrangement entered into for the purpose of protecting against fluctuations in interest rates or in currency values. For the purposes of this Agreement, the amount of any obligation (whether positive or negative) under any Interest Rate Agreement shall be the amount payable or receivable by Borrower or any of its Consolidated Subsidiaries determined in respect thereof as of the end of the most recently ended fiscal quarter of such Person, based on the assumption that such Interest Rate Agreement had terminated at the end of such fiscal quarter, and in making such determination, if such Interest Rate Agreement provides for the netting of amounts payable by and to such Person thereunder or if such Interest Rate Agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined; provided that, with respect to Interest Rate Agreements structured as U.S. Treasury securities repurchase programs which Borrower or any Consolidated Subsidiary may enter into from time to time to protect against fluctuations in interest rates with respect to Commercial Mortgage Loans or other assets owned by Borrower or any Consolidated Subsidiary and which are structured substantially similar to the repurchase programs historically entered into by Borrower and its Consolidated Subsidiaries for such purpose, the aggregate amount of all obligations under such Interest Rate Agreements at any time shall be deemed to be equal to the excess of (i) the aggregate balances at such time of the repurchase accounts maintained under such U.S. Treasury securities repurchase programs over (ii) the sum of (x) the aggregate portion of such balances constituting net sale proceeds of U.S. Treasury securities plus (y) $7,000,000.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Investment” means, with respect to any Person and whether or not such investment constitutes a controlling interest in such Person (a) the purchase or other acquisition of any share of capital stock, evidence of Debt, or other security issued by any other Person; (b) any loan, advance, or extension of credit to, or contribution (in the form of money or goods) to the capital of, or the acquisition of a sale leaseback asset from and the lease thereof to, any other Person; (c) any guaranty of the Debt of any other Person; (d) any other investment in any other Person; and (e) any commitment or option to make an Investment in any other Person.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Grade Rating” means a Credit Rating of BBB– or higher by S&P, Baa3 or higher by Moody’s, or the equivalent or higher of either such rating by another Rating Agency.

“ISP” means, with respect to any LC, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“LC” means the letter(s) of credit issued hereunder in the form agreed upon among Borrower, LC Issuer, and the beneficiary thereof at the time of issuance thereof pursuant to the terms and conditions of Section 2.3 hereof and shall include the Existing Letters of Credit.

“LC Agreement” means a letter of credit application and agreement (in form and substance satisfactory to Administrative Agent) submitted by Borrower to LC Issuer for an LC for its own account, which LC Agreement (A) in the case of an initial issuance of an LC, shall specify (i) the proposed issuance date of the requested LC (which shall be a Business Day); (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (vii) such other matters as LC Issuer may require, and (B) in the case of a request for an amendment of any outstanding LC, such LC Agreement shall specify (i) the LC to be amended; (ii) the proposed date of amendment thereof (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as LC Issuer may require.

“LC Commitment” means, on any date of determination, an aggregate stated amount (subject to availability, reduction, or cancellation as herein provided) not to exceed the sum of (i) $175,000,000 plus; (ii) if, on such date, the aggregate Commitments of all Lenders exceeds $1,000,000,000 (whether on the Effective Date or as a result of the operation of Section 2.13), an amount equal to 15.0% of the excess of the aggregate Commitments of all Lenders on such date over $1,000,000,000.

“LC Expiration Date” means the day that is seven days prior to the Termination Date then in effect (or if such day is not a Business Day, the next preceding Business Day).

“LC Exposure” means, at any time and without duplication, the sum of (a) the aggregate undrawn portion of all uncancelled and unexpired LCs plus (b) the aggregate unpaid reimbursement obligations of Borrower in respect of drawings of drafts under any LC. For purposes of computing the amount available to be drawn under any LC, the amount of such LC shall be determined in accordance with Section 1.4. For all purposes of this Agreement, if on any date of determination an LC has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such LC shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Fee” has the meaning specified in Section 3.8.

“LC Issuer” means Bank of America and its permitted successors as “LC Issuer” under this Agreement.

“LC Subfacility” means a subfacility for the issuance of LCs (the LC Exposure in connection with which may never exceed the LC Commitment), as described in and subject to the limitations of Section 2.3.

“Lenders” has the meaning specified in the introductory paragraph hereto, and, as the context requires, includes LC Issuer and Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, pledge, lien, charge, ground lease, or lease constituting a Capitalized Lease Obligation, conditional sale, or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered, or otherwise identified for the purpose of subjecting the same to the payment of Debt or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) any agreement by such Person to grant, give, or otherwise convey any of the foregoing.

“Loan Documents” means (a) this Agreement, the Notes, any Subsidiary Bank Guaranty, LCs, and LC Agreements, (b) all agreements, documents, or instruments in favor of Administrative Agent, LC Issuer, or Lenders ever delivered pursuant to this Agreement or otherwise delivered in connection with all or any part of the Obligations on and after the Effective Date, and (c) any and all future renewals, extensions, restatements, reaffirmations, amendments of, or supplements to, all or any part of the foregoing.

“Loans” means any amount disbursed (a) by one or more Lenders to or for the account of Borrower under the Loan Documents (whether under the Revolving Facility, the LC Subfacility, or the Swing Line Subfacility), whether such amount constitutes an original disbursement of funds or the continuation of any amount outstanding, or payment of a draft under an LC, or (b) by any Lender in accordance with, and to satisfy the obligations of any Borrower or any Subsidiary of Borrower under, any Loan Document.

“Managing Agents” means, collectively, Deutsche Bank AG New York Branch, Morgan Stanley Bank and PNC Bank, National Association, and their respective permitted successors or assigns as “Managing Agents” under this Agreement.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities (actual or contingent), financial condition, operations, or business prospects of Borrower and its Consolidated Subsidiaries taken as a whole, (b) the ability of Borrower to perform its obligations under any Loan Document to which it is a party which does not result from a material adverse effect on the items described in the immediate preceding clause (a), (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of Lenders and Administrative Agent under any of such Loan Documents, or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith. Except with respect to representations made or deemed made by Borrower or any Subsidiary in any of the other Loan Documents to which it is a party, all determinations of materiality shall be made by the Requisite Lenders in their reasonable judgment unless expressly provided otherwise.

“Material Contract” means any contract or other arrangement (other than (i) Loan Documents and (ii) contracts or other arrangements constituting Investments), whether written or oral, to which Borrower or any Subsidiary is a party as to which the breach, nonperformance, cancellation, or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $25,000,000.

“Material Subsidiary” means, as of the date of any determination thereof, any Subsidiary which has total assets having a value (determined in accordance with the market valuation method pursuant to GAAP) greater than or equal to $60,000,000.

“Maximum Amount” and “Maximum Rate” respectively mean, for each Lender, the maximum non-usurious amount and the maximum non-usurious rate of interest which, under Applicable Law, such Lender is permitted to contract for, charge, take, reserve, or receive on the Obligations.

“Money Market Rate” means as to any Swing Line Loan made pursuant to Section 2.2, a rate per annum equal to the sum of (i) 2.00% and (ii) the rate per annum equal to Bank of America’s cost of funds.

“Moody’s” means Moody’s Investors Services, Inc.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Net Proceeds” means, with respect to an Equity Issuance by a Person, the aggregate amount of all cash (including any cash received by way of deferred payment pursuant to a promissory note, or otherwise, but only as and when received) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants fees, underwriting discounts and commissions, and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“Notes” means, at the time of any determination thereof, all outstanding and unpaid Revolving Notes and Swing Line Notes.

“Notice of Borrowing” means a notice in the form of Exhibit B to be delivered to Administrative Agent pursuant to Section 2.4(a), evidencing Borrower’s request for a borrowing of Loans.

“Notice of Continuation” means a notice in the form of Exhibit C to be delivered to Administrative Agent pursuant to Section 2.9, evidencing Borrower’s request for the Continuation of a Eurodollar Loan.

“Notice of Conversion” means a notice in the form of Exhibit D to be delivered to Administrative Agent pursuant to Section 2.10, evidencing Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of and all accrued and unpaid interest on, all Loans, and (b) all other indebtedness, liabilities, obligations, covenants and duties of Borrower owing to Administrative Agent, LC Issuer, Swing Line Lender, or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, all Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

“Other Relevant Subsidiary” means any Subsidiary, individually or together with other Subsidiaries, with respect to which the occurrence of any of the events described in Sections 10.1(f) or 10.1(g) could reasonably be expected to have a Material Adverse Effect.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning given that term in Section 12.4(d).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Liens” means, as to any Person: (a) Liens securing taxes, assessments, and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, warehousemen, or landlords for labor, materials, supplies, or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under Section 7.6; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workmen’s compensation, unemployment insurance, or similar Applicable Laws; (c) Liens in favor of Administrative Agent for the benefit of Lenders; (d) covenants, restrictions, rights of way, easements, and other matters of public record, and other matters to which like properties are commonly subject, that singly or in the aggregate do not materially and adversely affect the value or marketability of, or materially interfere with the use or enjoyment of any asset of such Person; and (e) judgment Liens not constituting an Event of Default.

“Permitted Preferred Stock” means preferred stock that is issued from time to time by a Subsidiary for the purpose of qualifying such Subsidiary as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code and having an aggregate stated value not exceeding $500,000 at any one time outstanding; provided that, in any event Permitted Preferred Stock shall not include any voting stock.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 and 430 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Platform” has the meaning given that term in Section 8.4(o).

“Post-Default Rate” means (a) when used with respect to Obligations other than LC Fees, an interest rate equal to (i) the Base Rate plus (ii) 2% per annum; provided, however, that with respect to a Eurodollar Loan, the Post-Default Rate shall be an interest rate equal to the interest rate applicable to such Loan as specified in Section 2.5(a)(ii) plus 2% per annum, and (b) when used with respect to LC Fees, a rate equal to the rate specified in Section 3.8(d) plus 2% per annum.

“Principal Debt” means, at any time of determination thereof, the aggregate unpaid principal balance of all Loans.

“Principal Office” means either (a) so long as Bank of America is Administrative Agent, the office of Bank of America presently located at 2001 Clayton Rd, Concord, CA 94520; or (b) if Bank of America is no longer Administrative Agent, then the office of the successor Administrative Agent appointed pursuant to Section 11.6.

“Priority Debt” means, without duplication, the sum of (i) all Secured Debt of Borrower and its Consolidated Subsidiaries, (ii) all unsecured Debt of Consolidated Subsidiaries which are not Subsidiary Bank Guarantors, (iii) all secured liabilities under Interest Rate Agreements of Borrower and its Consolidated Subsidiaries (other than liabilities under Interest Rate Agreements entered into for the purpose of hedging currency risks with respect to Debt which are otherwise covered by the preceding clause (i)), determined in accordance with the definition of Interest Rate Agreement, (iv) all unsecured liabilities of Consolidated Subsidiaries which are not Subsidiary Bank Guarantors under Interest Rate Agreements (other than liabilities under Interest Rate Agreements entered into for the purpose of hedging currency risks with respect to Debt which are otherwise covered by the preceding clause (ii)), determined in accordance with the definition of Interest Rate Agreement (excluding in the case of the preceding clauses (i), (ii), (iii), and (iv), any Debt or liability owing to Borrower or another Consolidated Subsidiary), and (v) all Unfunded Liabilities.

“Quarterly Date” means the last Business Day of March, June, September, and December in each year, the first of which shall be June 30, 2008.

“Rating Agency” means S&P, Moody’s, or any other nationally recognized securities rating agency selected by Borrower and acceptable to the Requisite Lenders.

“Reference 10-K” means the Form 10-K filed by Borrower with the Securities and Exchange Commission for the fiscal year ending December 31, 2007.

“Register” has the meaning given that term in Section 12.4(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Requisite Lenders” means (a) on any date of determination prior to the Termination Date, those Lenders holding more than 51% of the aggregate Commitments of all Lenders; and (b) on any date of determination on or after the Termination Date, those Lenders holding more than 51% of the aggregate Principal Debt.

“Reserve Requirement” means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against, in the case of Eurodollar Loans, “Eurocurrency liabilities” (as such term is used in Regulation D of the Board of Governors of the Federal Reserve System, as amended). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Loans. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.

“Revolving Facility” means the credit facility as described in and subject to the limitations of Section 2, including the Swing Line Subfacility and the LC Subfacility.

“Revolving Loan” means any Loan under the Revolving Facility other than a Swing Line Loan or the issuance of an LC.

“Revolving Note” means a promissory note substantially in the form of Exhibit E-1, and all renewals and extensions of all or any part thereof.

“RIC” means a Person qualifying for treatment as a “regulated investment company” under the Internal Revenue Code.

“S&P” means Standard & Poor’s Rating Group, a division of McGraw-Hill Companies, Inc.

“Secured Debt” means, with respect to any Person, any Debt of such Person that is secured in any manner by any Lien.

“Senior Debt” means Debt under the Senior Note Agreements or any similar facility entered into by Borrower or its Consolidated Subsidiaries.

“Senior Note Agreements” means (i) the Note Agreement dated as of May 14, 2003, among Borrower and the purchasers named therein, pursuant to which Borrower has issued its $153,000,000 5.45% Senior Notes, Series A due May 14, 2008, and its $147,000,000 6.05% Senior Notes, Series B due May 14, 2010, and any replacement or renewal thereof, (ii) the Note Agreement dated as of March 25, 2004, among Borrower and the purchasers named therein, pursuant to which Borrower has issued its €5,000,000 5.703% Senior Notes, Euro Series due March 25, 2009, and its £5,000,000 7.343% Senior Notes, Sterling Series due March 25, 2009, and any replacement or renewal thereof, (iii) the Note Agreement dated as of November 15, 2004, among Borrower and the purchasers named therein, pursuant to which Borrower has issued its $252,500,000 5.53% Senior Notes, Series A due November 15, 2009, and $72,500,000 5.99% Senior Notes, Series B due November 15, 2011, and any replacement or renewal thereof, (iv) the Note Agreement dated as of October 13, 2005, among Borrower and the purchasers named therein, pursuant to which Borrower has issued its $261,000,000 6.15% Senior Notes, Series A due October 13, 2010, and $89,000,000 6.34% Senior Notes, Series B due October 13, 2012, and any replacement or renewal thereof, (v) the Note Agreement dated as May 1, 2006, among Borrower and the purchasers named therein, pursuant to which Borrower has issued its $50,000,000 6.75% Senior Notes, due May 1, 2013, and any replacement or renewal thereof, and (vi) the Indenture by and between Borrower and The Bank of New York, dated as of June 16, 2006, as supplemented by (x) the First Supplemental Indenture by and between Borrower and The Bank of New York, dated as of July 25, 2006, pursuant to which Borrower has issued its $400,000,000 6.625% Notes due July 15, 2011, and any replacement or renewal thereof, (y) the Second Supplemental Indenture by and between Borrower and The Bank of New York, dated as of December 8, 2006, pursuant to which Borrower has issued its $250,000,000 6.0% Notes due April 1, 2012, and any replacement or renewal thereof, and (z) the Third Supplemental Indenture by and between Borrower and The Bank of New York, dated as of March 28, 2007, pursuant to which Borrower has issued its $230,000,000 6.875% Notes due April 15, 2047, and any replacement or renewal thereof.

“Senior Notes” means the notes issued by Borrower pursuant to the Senior Note Agreements.

“Solvent” means, when used with respect to any Person, that (a) the fair value of its assets (excluding any Debt due from any Affiliate of such Person, except to the extent such Debt is included in such Person’s portfolio Investments as accounted for in accordance with GAAP) is in excess of the fair valuation of its total liabilities (including all contingent liabilities); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Special Purpose Subsidiary” means a Subsidiary (other than a Consolidated Subsidiary) of Borrower the sole purpose of which is to purchase assets from Borrower or a Subsidiary of Borrower and to effect a sale to a third party (directly or through one or more Subsidiaries of such purchasing Subsidiary) of the assets so purchased or of securities or Debt secured by or evidencing an interest in such assets or in the holder thereof, and matters incidental to the foregoing.

“Subfacility” means, either of the LC Subfacility or the Swing Line Subfacility.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company, or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such corporation, partnership, limited liability company, or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. Notwithstanding the foregoing, any Person that is accounted for under GAAP as a portfolio Investment of either Borrower or a Subsidiary of Borrower shall not, for purposes hereof, be deemed a “Subsidiary” of Borrower or such Subsidiary.

“Subsidiary Bank Guarantor” means any Consolidated Subsidiary which undertakes to be liable for the Obligations of Borrower under the Loan Documents by execution of a Subsidiary Bank Guaranty.

“Subsidiary Bank Guaranty” means (a) any agreement pursuant to which a Consolidated Subsidiary has guaranteed the Obligations of Borrower under the Loan Documents and (b) any amendments, modifications, supplements, restatements, ratifications, or reaffirmations of any Subsidiary Bank Guaranty made in accordance with the Loan Documents.

“Subsidiary Senior Note Guaranty” means any agreement pursuant to which a Consolidated Subsidiary has guaranteed the Debt of Borrower under the Senior Notes.

“Swing Line Commitment” means an amount (subject to reduction or cancellation as herein provided) not to exceed $100,000,000.

“Swing Line Lender” means Bank of America and its permitted successors as “Swing Line Lender” under this Agreement.

“Swing Line Loan” means any Loan made under the Swing Line Subfacility.

“Swing Line Note” means a promissory note substantially in the form of Exhibit E-2, and all renewals and extensions of all or any part thereof.

“Swing Line Subfacility” means the subfacility under the Revolving Facility (the portion of the Loans attributable to which may never, on any date of determination, exceed in the aggregate the Swing Line Commitment then in effect), as described in, and subject to the limitations of, Section 2.2.

“Swing Principal Debt” means, on any date of determination, the aggregate unpaid principal amount of all Loans outstanding under the Swing Line Subfacility.

“Syndication Agent” means Branch Banking and Trust Company, and its permitted successors or assigns as “Syndication Agent” under this Agreement.

“Taxes” means, for any Person, taxes, assessments, duties, imposts, or other governmental charges, deductions, withholdings, or levies imposed upon such Person, its income, or any of its properties, franchises, or assets, and all liabilities with respect thereto.

“Termination Date” means the earlier of either (a) April 11, 2011, or (b) such earlier date upon which the whole of the Commitments are terminated pursuant to Sections 2.12, 10.2(a), or otherwise.

“Type” with respect to any Loan, refers to whether such Loan is a Eurodollar Loan or Base Rate Loan.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan.

“Unreimbursed Amount” has the meaning given such term in Section 2.3(d).

“Unrestricted Subsidiary” means a Subsidiary of Borrower (a) that is not a Consolidated Subsidiary or (b) is a Consolidated Subsidiary the sole purpose of which is to acquire, hold, manage, and dispose of Foreclosure Property, and matters incidental to such purposes.

“Wholly Owned” when used in connection with any Subsidiary means any corporation, partnership, limited liability company, or other entity of which all of the equity securities or other ownership interests (other than Permitted Preferred Stock and, in the case of a corporation, directors’ qualifying shares) are so owned or controlled.

1.2 General; References to Times References in this Agreement to “Sections,” “Exhibits,” and “Schedules” are to sections, exhibits, and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument, or agreement (a) shall include all exhibits, schedules, and other attachments thereto, (b) shall include all documents, instruments, or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument, or agreement, or replacement or predecessor thereto, as amended, supplemented, restated, or otherwise modified from time to time to the extent permitted hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of Borrower or a Subsidiary of such Subsidiary, and a reference to an “Affiliate” means a reference to an Affiliate of Borrower. Titles and captions of Sections, subsections, and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Dallas, Texas, time.

1.3 Accounting Principles All accounting and financial terms used in the Loan Documents and the compliance with each financial covenant therein shall be determined in accordance with GAAP (except as otherwise specified in the definition of Consolidated Shareholders’ Equity), and, for such purposes, to the extent consistent with GAAP, all accounting principles shall be applied on a consistent basis so that the accounting principles in a current period are comparable in all material respects to those applied during the preceding comparable period. If Borrower or any Lender determines that a change in GAAP from that in effect on the date hereof has altered the treatment of certain financial data to its detriment under this Agreement, such party may, by written notice to the others and Administrative Agent not later than 30 days after Borrower’s delivery of any financial statements pursuant to Section 8.1 or 8.2 reflecting such change in GAAP, request renegotiation of the financial covenants affected by such change. If Borrower and Requisite Lenders have not agreed on revised covenants within 30 days after delivery of such notice, then, for purposes of this Agreement, GAAP will mean generally accepted accounting principles on the date immediately prior to the date on which the change that gave rise to the renegotiation occurred.

1.4 Letter of Credit Amounts Unless otherwise specified herein, the amount of an LC at any time shall be deemed to be the stated amount of such LC in effect at such time; provided, however, that with respect to any LC that, by its terms or the terms of any LC Agreement or other document, agreement, or instrument entered into by LC Issuer and Borrower (or any Subsidiary) related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such LC shall be deemed to be the maximum stated amount of such LC after giving effect to all such increases, whether or not the maximum stated amount is in effect at such time.

SECTION 2. CREDIT FACILITY.

2.1 Loans Subject to the terms and conditions hereof, during the period from the Effective Date to but excluding the Termination Date, each Lender severally and not jointly agrees to make Revolving Loans to Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Lender’s Commitment; provided, however, that on any date of determination, (i) the Commitment Usage shall never exceed the aggregate amount of the Commitments as in effect from time to time and (ii) on any date of determination, each Lender’s Commitment Percentage of the Commitment Usage (including any such Lender’s participation in Swing Line Loans and any LC Exposure) shall not exceed such Lender’s Commitment. Subject to the terms and conditions of this Agreement, during the period from the Effective Date to but excluding the Termination Date, Borrower may borrow, repay, and reborrow Revolving Loans hereunder.

2.2 Swing Line Subfacility

(a) Swing Line Loans. For the convenience of the parties and as an integral part of the transactions contemplated by the Loan Documents, Swing Line Lender may make any requested Loan of $250,000 or a greater integral multiple thereof, subject to those terms and conditions applicable to Loans set forth in clauses (a), (b), and (c) of the first sentence of Section 5.2, directly to Borrower as a Swing Line Loan without requiring any other Lender to fund its ratable portion thereof unless and until Section 2.2(c) is applicable; provided that: (i) each such Swing Line Loan must occur on a Business Day prior to, and not on or after, the Termination Date; (ii) the aggregate Swing Principal Debt outstanding on any date of determination shall not exceed the Swing Line Commitment then in effect; (iii) on any date of determination, the Commitment Usage shall never exceed the aggregate amount of the Commitments of Lenders; (iv) on any date of determination, each Lender’s Commitment Percentage of the Commitment Usage (including any such Lender’s participation in Swing Line Loans and any LC Exposure) shall not exceed such Lender’s Commitment; (v) such Swing Line Loan shall not be used to refinance any outstanding Swing Line Loan; (vi) each Swing Line Loan shall bear interest at a rate per annum equal to the lesser of (x) the Money Market Rate, and (y) the Maximum Rate; provided further that at any time after Lenders are required to fund their participations in any Swing Line Loan pursuant to Section 2.2(c), such Loan shall bear interest at the Post-Default Rate; and (vii) no additional Swing Line Loan shall be made at any time after any Lender has refused, notwithstanding the requirements of Section 2.2(c), to fund its participation in any Swing Line Loan as provided in such Section, and until such funding shall occur or until the Swing Line Loan has been repaid.

(b) Borrowing Procedure and Repayment. Each Swing Line Loan under the Swing Line Subfacility shall be available and may be prepaid on same day telephonic notice from Borrower to Swing Line Lender and Administrative Agent, so long as such notice is received by Swing Line Lender and Administrative Agent prior to 1:00 p.m. Dallas, Texas time. Promptly after receipt by Swing Line Lender of any telephonic notice, Swing Line Lender will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has also received such notice and, if not, Swing Line Lender will notify Administrative Agent (by telephone or in writing) of the contents thereof. Unless Swing Line Lender has received notice (by telephone or in writing) from Administrative Agent prior to 2:00 p.m. Dallas, Texas time, on the date of the proposed Swing Line Loan (i) directing Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.2(a), or (ii) that one or more of the applicable conditions specified in Section 5.2 is not then satisfied, then, subject to the terms and conditions hereof, Swing Line Lender will, not later than 3:00 p.m. Dallas, Texas time, on the borrowing date specified in such notice, make the amount of its Swing Line Loan available to Borrower. The principal amount of each Swing Line Loan shall be repaid in full not later than the eighth Business Day after the date on which such Swing Line Loan was funded. All accrued and unpaid interest on any Swing Line Loan shall be repaid monthly, in arrears, on the first Business Day of each calendar month.

(c) Participations. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to its Commitment Percentage of such Swing Line Loan. If Borrower fails to repay any Swing Line Loan as provided herein, and funds cannot be or are not advanced under the Revolving Facility to satisfy the obligations under the Swing Line Subfacility (and in any event upon the earlier to occur of a Default or the Termination Date), Administrative Agent shall timely notify each Lender of such failure and of the date and amount not paid. No later than the close of business on the date such notice is given (if such notice was given prior to 12:00 noon on any Business Day, or, if made at any other time, on the next Business Day following the date of such notice), each Lender shall fund its participation in the relevant Swing Line Loan, and each Lender shall make available to Administrative Agent for the account of Swing Line Lender in immediately available funds such Lender’s ratable part of such unpaid principal amount. All such amounts payable by any Lender shall include interest thereon from the date on which such payment is payable by such Lender to, but not including, the date such amount is paid by such Lender to Administrative Agent, at the Federal Funds Rate. Each payment by Borrower of all or any part of any Swing Line Loan shall be paid to Administrative Agent for the ratable benefit of Swing Line Lender and those Lenders who have funded their participations in such Swing Line Loan under this Section 2.2(c); provided that, with respect to any such participation, all interest accruing on the Swing Principal Debt to which such participation relates prior to the date of funding such participation shall be payable solely to Swing Line Lender for its own account.

2.3 LC Subfacility

(a) LC Commitment. Subject to the terms and conditions of this Agreement and Applicable Law, (1) LC Issuer agrees, in reliance upon the agreement of the other Lenders in this Section 2.3, from time to time on any Business Day during the period from the Effective Date until the LC Expiration Date, to issue LCs for the account of Borrower or its Subsidiaries and to amend or extend LCs previously issued by it, upon Borrower’s application therefor (denominated in Dollars) by delivering to LC Issuer (with a copy to Administrative Agent) a properly completed LC Agreement with respect thereto no later than 10:00 a.m. Dallas, Texas time two Business Days (or such later time as Administrative Agent and LC Issuer may agree in a particular instance in their sole discretion) before such LC is to be issued or amended and (2) Lenders agree to participate in LCs issued for the account of Borrower and its Subsidiaries and any drawings thereunder; provided that, (i) on any date of determination and after giving effect to any LC to be issued, amended, or extended on such date, the Commitment Usage shall never exceed the aggregate amount of the Commitments then in effect, (ii) on any date of determination and after giving effect to any LC to be issued, amended, or extended on such date, the LC Exposure shall never exceed the LC Commitment then in effect, (iii) on any date of determination and after giving effect to any LC to be issued, amended, or extended on such date, each Lender’s Commitment Percentage of the Commitment Usage (including such Lender’s participations in any Swing Line Loans or any LC Exposure) shall not exceed such Lender’s Commitment; (iv) at the time of issuance or amendment of such LC, no Default or Event of Default shall have occurred and be continuing, (v) each LC must expire no later than the earlier of the LC Expiration Date or one year from its issuance; and (vi) LC Issuer shall not have received notice from any Lender, Administrative Agent, Borrower or any Subsidiary, at least one Business Day prior to the requested date of issuance or amendment of the applicable LC, that one or more applicable conditions contained in Section 5 shall not then be satisfied; provided further that, (x) LC Issuer shall be under no obligation to issue any LC if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain LC Issuer from issuing such LC, or any law applicable to LC Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over LC Issuer shall prohibit, or request that LC Issuer refrain from, the issuance of letters of credit generally or such LC in particular or shall impose upon LC Issuer with respect to such LC any restriction, reserve, or capital requirement (for which LC Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon LC Issuer any unreimbursed loss, cost, or expense which was not applicable on the Effective Date and which LC Issuer in good faith deems material to it; (B) the issuance of such LC would violate one or more policies of LC Issuer; or (C) a default of any Lender’s obligations to fund under Section 2.3(f) exists or any Lender is at such time a Defaulting Lender hereunder, unless LC Issuer has entered into satisfactory arrangements with Borrower or such Lender to eliminate LC Issuer’s risk with respect to such Lender; and (y) LC Issuer shall be under no obligation to amend any LC if (A) LC Issuer would have no obligation at such time to issue such LC in its amended form under the terms hereof, or (B) the beneficiary of such LC does not accept the proposed amendment to such LC. Promptly after receipt of any LC Agreement, LC Issuer will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such LC Agreement from Borrower and, if not, LC Issuer will provide Administrative Agent with a copy thereof. Upon receipt by LC Issuer of confirmation from Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, LC Issuer shall, on the requested date, issue an LC for the account of Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with LC Issuer’s usual and customary business practices. Promptly after its delivery of any LC or any amendment to an LC to an advising bank with respect thereto or to the beneficiary thereof, LC Issuer will also deliver to Borrower and Administrative Agent a true and complete copy of such LC or amendment. Borrower shall promptly examine a copy of each LC and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify LC Issuer. Borrower shall be conclusively deemed to have waived any such claim against LC Issuer and its correspondents unless such notice is given as aforesaid. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain LCs shall be fully revolving; accordingly, Borrower may, prior to the LC Expiration Date, obtain LCs to replace LCs that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof.

(b) Auto-Extension. If Borrower so requests in any applicable LC Agreement, LC Issuer may, in its sole and absolute discretion, agree to issue an LC that has automatic extension provisions (each, an “Auto-Extension LC”); provided that any such Auto-Extension LC must permit LC Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such LC) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such LC is issued. Unless otherwise directed by LC Issuer, Borrower shall not be required to make a specific request to LC Issuer for any such renewal. Once an Auto-Extension LC has been issued, Lenders shall be deemed to have authorized (but may not require) LC Issuer to permit the extension of such LC at any time to an expiry date not later than the LC Expiration Date; provided, however, that LC Issuer shall not permit any such extension if (i) LC Issuer has determined that it would have no obligation at such time to issue such LC in its renewed form under the terms hereof (by reason of the provisions of Section 2.3(a) or otherwise), or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (A) from Administrative Agent that the Requisite Lenders have elected not to permit such extension or (B) from Administrative Agent, any Lender, or Borrower that one or more of the applicable conditions specified in Section 5.2 is not then satisfied.

(c) Participations. Immediately upon the issuance by LC Issuer of any LC, LC Issuer shall be deemed to have sold and transferred to each other Lender, and each other such Lender shall be deemed irrevocably and unconditionally to have purchased and received from LC Issuer, without recourse or warranty, an undivided interest and participation, equal to such Lender’s Commitment Percentage of such LC, the LC Agreement, and all rights of LC Issuer in respect thereof (other than rights to receive certain fees provided for in Section 3.8(d)).

(d) Reimbursement Obligations. To induce LC Issuer to issue and maintain LCs and to induce Lenders to participate in issued LCs, Borrower agrees to pay or reimburse LC Issuer (through Administrative Agent) (i) on or prior to the date of any payment by LC Issuer under an LC (each such date, an “Honor Date”), the amount of any draft paid or to be paid by LC Issuer, and (ii) promptly, upon demand, the amount of any applicable fees (in addition to the Fees described in Section 3.8) which LC Issuer customarily charges to a Person similarly situated in the ordinary course of its business for amending LC Agreements, for honoring drafts under letters of credit, and taking similar action in connection with letters of credit. If Borrower has not reimbursed LC Issuer for any drafts paid or to be paid by 10:00 a.m. on any Honor Date, Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Commitment Percentage thereof. In such event, Borrower shall be deemed to have requested a Revolving Loan consisting of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, to the extent of availability, and if the conditions precedent in this Agreement for such a Revolving Loan (other than any notice requirements or minimum funding amounts) have, to Administrative Agent’s knowledge, been satisfied. Any notice given by LC Issuer or Administrative Agent pursuant to this Section 2.3(d) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. Each Lender shall upon any notice pursuant to this Section 2.3(d) make funds available to Administrative Agent for the account of LC Issuer in an amount equal to such Lender’s Commitment Percentage of the Unreimbursed Amount not later than 12:00 p.m. on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.3(f), each Lender that so makes funds available shall be deemed to have made Base Rate Loans to Borrower in such amount. The funds so received shall be remitted by Administrative Agent directly to LC Issuer in payment of Borrower’s reimbursement obligation with respect to the draft under the LC; and if and to the extent that for any reason, funds are not advanced pursuant to this Agreement to fully refinance the Unreimbursed Amount, then Borrower’s reimbursement obligation shall continue to be due and payable. Borrower’s obligations under this Section 2.3(d) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim, or defense to payment which Borrower may have at any time against LC Issuer or any other Person, and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances: (A) any lack of validity or enforceability of this Agreement or any of the Loan Documents; (B) the existence of any claim, setoff, defense, or other right which Borrower may have at any time against a beneficiary named in an LC, any transferee of any LC (or any Person for whom any such transferee may be acting), LC Issuer, any Lender, or any other Person, whether in connection with this Agreement, any LC, the transactions contemplated herein, or any unrelated transactions (including any underlying transaction between Borrower and the beneficiary named in any such LC); (C) any draft, certificate, or any other document presented under the LC proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (D) any payment by LC Issuer under such LC against presentation of a draft or certificate that does not strictly comply with the terms of such LC; or any payment made by LC Issuer under such LC to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such LC, including any arising in connection with any proceeding under any Debtor Relief Law; (E) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary; and (F) the occurrence of any Default or Event of Default. To the extent any funding of a draft has been made by Lenders pursuant to Section 2.3(f) or under this Section 2.3(d), LC Issuer shall promptly distribute any such payments received for the account of LC Issuer in respect of any Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including, proceeds of cash collateral applied thereto by Administrative Agent) to all Lenders funding such draft according to their ratable share. Interest on any amounts remaining unpaid by Borrower (and unfunded by the proceeds of a Loan under this Section 2.3(d)) at any time from and after the date such amounts become payable until paid in full shall be payable by Borrower to LC Issuer at the Post-Default Rate. In the event any payment by Borrower received by LC Issuer with respect to an LC and distributed to Lenders on account of their participations therein is required to be returned under any of the circumstances described in Section 12.15 (including pursuant to any settlement entered into by LC Issuer in its discretion) each Lender shall pay to Administrative Agent for the account of LC Issuer its Commitment Percentage thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) General. Upon receipt from the beneficiary of any LC of any notice of a drawing under such LC, LC Issuer shall promptly notify Borrower of the date and amount of any draft presented for honor under any LC; provided that, failure to give any such notice shall not affect the obligations of Borrower hereunder. LC Issuer shall make payment upon presentment of a draft for honor unless it appears that presentment on its face does not comply with the terms of such LC, regardless of whether (i) any default or potential default under any other agreement has occurred and (ii) the obligations under any other agreement have been performed by the beneficiary or any other Person (and LC Issuer shall not be liable for any obligation of any Person thereunder). LC Issuer, Lenders, Administrative Agent and their respective Related Parties and any correspondent, participant or assignee of LC Issuer shall not be responsible for, and Borrower’s reimbursement obligations for honored drafts shall not be affected by, (i) any matter or event whatsoever (including, without limitation, the validity, enforceability, sufficiency, accuracy, or genuineness of documents or of any endorsements thereof, even if such document should in fact prove to be in any respect invalid, unenforceable, insufficient, inaccurate, fraudulent, or forged), (ii) any dispute by Borrower or any Subsidiary with or any Borrower or any Subsidiary’s claims, setoffs, defenses, counterclaims, or other rights against LC Issuer, any Lender, or any other Person, (iii) the occurrence of any Default or Event of Default, (iv) any action taken or omitted in connection herewith at the request or with the approval of Lenders or the Requisite Lenders, as applicable; (v) any action taken or omitted in the absence of gross negligence or willful misconduct; or (vi) any matters set forth in clauses (A) through (F) of Section 2.3(d). However, nothing in this Section 2.3 constitutes a waiver of the rights of Borrower to assert any claim or defense based upon the gross negligence or willful misconduct of LC Issuer to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by LC Issuer’s willful misconduct or gross negligence or LC Issuer’s willful failure to pay under any LC after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of the LC. Any notice given by LC Issuer or Administrative Agent pursuant to this Section 2.3(e) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(f) Obligation of Lenders. In the event any Unreimbursed Amount that is not fully refinanced for any reason by Revolving Loans consisting of Base Rate Loans pursuant to Section 2.3(d), then LC Issuer shall so notify Administrative Agent, which, in turn, shall promptly notify each Lender of the Unreimbursed Amount and such Lender’s Commitment Percentage thereof. Each Lender shall promptly and unconditionally make available to Administrative Agent (for the account of LC Issuer) in immediately available funds such Lender’s Commitment Percentage of such unpaid reimbursement obligation, which funds shall be paid to Administrative Agent on or before the close of business on the Business Day on which such notice was given by Administrative Agent to Lenders (if given prior to 1:00 p.m., Dallas, Texas time) or on the next succeeding Business Day (if notice was given after 1:00 p.m., Dallas, Texas time). All such amounts payable by any such Lender shall include interest thereon accruing at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by LC Issuer in accordance with banking industry rules on interbank compensation from the day the applicable draft is paid by LC Issuer to (but not including) the date such amount is paid by such Lender to Administrative Agent. Until each Lender funds its participation pursuant to this Section 2.3(f) to reimburse LC Issuer for any amount drawn under any LC, interest in respect of such Lender’s Commitment Percentage of such amount shall be solely for the account of LC Issuer; provided that, once a Lender funds its participation (together with any interest owed with respect thereto) in accordance with this Section 2.3(f), then interest with respect to such Lender’s Commitment Percentage of the Unreimbursed Amount shall accrue for the account of such Lender from the date such funding from such Lender was due hereunder. The obligations of Lenders to make payments to Administrative Agent (for the account of LC Issuer) with respect to LCs shall be irrevocable and not subject to any qualification or exception whatsoever (other than the gross negligence or willful misconduct of LC Issuer) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances: (i) any lack of validity or enforceability of this Agreement or any of the Loan Documents; (ii) the existence of any claim, setoff, defense, or other right which such Lender may have at any time against a beneficiary named in an LC, any transferee of any LC (or any Person for whom any such transferee may be acting), LC Issuer, any Lender, or any other Person, whether in connection with this Agreement, any LC, the transactions contemplated herein, or any unrelated transactions (including any underlying transaction between Borrower and the beneficiary named in any such LC); (iii) any draft, certificate, or any other document presented under the LC proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; and (iv) the occurrence of any Default or Event of Default.

(g) Duties of LC Issuer. LC Issuer agrees with each Lender that it will exercise and give the same care and attention to each LC as it gives to its other letters of credit, and LC Issuer’s sole liability to each Lender with respect to such LCs (other than liability arising from the gross negligence or willful misconduct of LC Issuer) shall be to distribute promptly to each Lender who has acquired a participating interest therein such Lender’s ratable portion of any payments made to LC Issuer by Borrower pursuant to Section 2.3(d). Each Lender and Borrower agree that, in paying any draft under any LC, LC Issuer shall not have any responsibility to obtain any document (other than any documents required by the respective LC) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person delivering any such document, regardless of any notice or information to the contrary, and LC Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign an LC or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. LC Issuer, Lenders, and their respective representatives shall not be liable to any other Lender or Borrower or any of its Subsidiaries for the use which may be made of any LC or for any acts or omissions of any beneficiary thereof in connection therewith; provided, however, that this is not intended to, and shall not, preclude Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Any action, inaction, error, delay, or omission taken or suffered by LC Issuer or any of its representatives under or in connection with any LC, the draws, drafts, or documents relating thereto, or the transmission, dispatch, or delivery of any message or advice related thereto, if in good faith and in conformity with such laws as LC Issuer or any of its representatives may deem applicable and (unless otherwise expressly agreed by LC Issuer and Borrower when an LC is issued) the ISP shall be binding upon Borrower and its Subsidiaries and Lenders and shall not place LC Issuer or any of its representatives under any resulting liability to Borrower or any of its Subsidiaries or any Lender.

(h) Cash Collateral. On the LC Expiration Date, or on any date that the LC Exposure exceeds the LC Commitment, or upon any demand by Administrative Agent upon the occurrence and during the continuance of an Event of Default, Borrower shall provide to Administrative Agent, for the benefit of Lenders, (i) cash collateral in an amount equal to 100% of the LC Exposure existing on such date, such cash and all interest thereon shall constitute cash collateral for all LCs, and (ii) such additional cash collateral as Administrative Agent may from time to time require, so that the cash collateral amount shall at all times equal or exceed 100% of the LC Exposure. Any cash collateral deposited under this clause (h) shall be maintained by Administrative Agent in blocked, non-interest bearing deposit accounts at Bank of America. Borrower hereby grants to Administrative Agent, for the benefit of LC Issuer and Lenders, a security interest in all such cash and deposit accounts and all balances therein, and all proceeds of the foregoing.

(i) Indemnification. In addition to amounts payable as elsewhere provided in this Agreement, Borrower hereby agrees to protect, indemnify, pay, and save Administrative Agent, LC Issuer, and each Lender harmless from and against any and all claims, demands, liabilities, damages, or losses of, or owed to third parties (including any of the foregoing arising from the negligence of Administrative Agent, LC Issuer, Lenders, or their respective representatives), and any and all related costs, charges, and expenses (including Attorney Costs), which Administrative Agent, LC Issuer, or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any LC, or (B) the failure of LC Issuer to honor a draft under such LC as a result of any act or omission, whether rightful or wrongful, of any present or future Governmental Authority; provided that, Borrower shall have no liability to indemnify Administrative Agent, LC Issuer, or any Lender in respect of any liability arising out of the gross negligence or willful misconduct of such party or any representatives of such party. The provisions of and undertakings and indemnifications set forth in this Section 2.3(i) shall survive the satisfaction and payment of the Obligation and termination of this Agreement.

(j) LC Agreements. Although referenced in any LC, terms of any particular agreement or other obligation to the beneficiary are not in any manner incorporated herein. The fees and other amounts payable with respect to each LC shall be as provided in this Agreement, drafts under any LC shall be deemed part of the Obligations, and in the event of any conflict between the terms of this Agreement and any LC Agreement, the terms of this Agreement shall be controlling.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that an LC issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated to reimburse LC Issuer hereunder for any and all drawings under such LC. Borrower hereby acknowledges that the issuance of LCs for the account of Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l) Applicability of ISP. Unless otherwise expressly agreed by LC Issuer and Borrower when an LC is issued (including any such agreement applicable to an Existing Letters of Credit), the rules of the ISP shall apply to each LC.

2.4 Borrowing Procedures The following procedures apply to all Loans (except Swing Line Loans or the payment by LC Issuer of drafts under LCs):

(a) Requesting Loans. Borrower shall give Administrative Agent notice pursuant to a Notice of Borrowing or telephonic notice of each borrowing of Revolving Loans; provided that during the existence of a Default or Event of Default, no Loans may be requested as, Converted to, or Continued as Eurodollar Loans. Each Notice of Borrowing shall be delivered to Administrative Agent before 12:00 noon (i) in the case of Eurodollar Loans, on the date two Business Days prior to the proposed date of such borrowing and (ii) in the case of Base Rate Loans, on the proposed date of such borrowing. Any such telephonic notice shall include all information to be specified in a written Notice of Borrowing and shall be promptly confirmed in writing by Borrower pursuant to a Notice of Borrowing sent to Administrative Agent by telecopy on the same day of the giving of such telephonic notice. Administrative Agent will transmit by telecopy the Notice of Borrowing (or the information contained in such Notice of Borrowing) to each Lender promptly upon receipt by Administrative Agent (but in any event not later than 1:00 p.m. on the date of receipt thereof). Each Notice of Borrowing or telephonic notice of each borrowing shall be irrevocable once given and binding on Borrower.

(b) Disbursements of Loan Proceeds. No later than 3:00 p.m. on the date specified in the Notice of Borrowing, each Lender will make available for the account of its applicable Lending Office to Administrative Agent at the Principal Office, in immediately available funds, the proceeds of the Revolving Loan to be made by such Lender. Subject to satisfaction of the applicable conditions set forth in Section 5 for such borrowing, Administrative Agent will make the proceeds of such borrowing available to Borrower no later than 4:00 p.m. on the date and at the account specified by Borrower in such Notice of Borrowing.

(c) Lender Disbursements/Payments Generally. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Eurodollar Loan that is a Revolving Loan (or, in the case of any Base Rate Loan, prior to 12:00 noon on the date of such Revolving Loan) that such Lender will not make available to Administrative Agent such Lender’s share of such Revolving Loan, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.4(b) (or, in the case of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.4(b)) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Loan available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Revolving Loan to Administrative Agent, then the amount so paid shall constitute such Lender’s Commitment Percentage of such Revolving Loan. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(d) Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Lenders or LC Issuer hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders or LC Issuer, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each Lender or LC Issuer, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or LC Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of Administrative Agent to any Lender or LC Issuer with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

(e) Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2.4, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable Loan funding or issuance of an LC set forth in Section 5 are not satisfied or waived in accordance with the terms hereof, then, within one Business Day, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

2.5 Rates and Payment of Interest on Loans

(a) Rates. Borrower promises to pay to Administrative Agent, for the account of each Lender, interest on the unpaid principal amount of each Revolving Loan for the period from and including the date of the making of such Revolving Loan to but excluding the date such Revolving Loan shall be paid in full, at the following per annum rates:

(i) during such periods as such Revolving Loan is a Base Rate Loan, the lesser of (A) the Base Rate (as in effect from time to time) and (B) the Maximum Rate; and

(ii) during such periods as such Revolving Loan is a Eurodollar Loan, the lesser of (A) the sum of the Adjusted Eurodollar Rate for such Revolving Loan for the Interest Period therefor, plus 2.00% and (B) the Maximum Rate.

Notwithstanding the foregoing, during the continuance of an Event of Default, Borrower hereby promises to pay to Administrative Agent (for the account of each Lender) interest at the applicable Post-Default Rate on the aggregate outstanding principal balance under all Revolving Loans made by such Lender and on any other amount payable by Borrower to such Lender hereunder or under any other Loan Document, including without limitation, any overdue accrued but unpaid interest to the extent permitted under Applicable Law.

(b) Payment of Interest. Accrued interest on each Revolving Loan shall be payable as provided in each of the following clauses which apply to such Revolving Loan: (i) in the case of a Base Rate Loan, monthly on the last Business Day of each calendar month, (ii) in the case of a Eurodollar Loan, on the last day of each Interest Period therefor; provided that, with respect to Eurodollar Loans having an Interest Period in excess of three months, then accrued interest shall also be due and payable at the end of each three-month period occurring after the commencement of such Interest Period until such Eurodollar Rate borrowing is paid or converted, and (iii) in the case of a Eurodollar Loan, upon the payment, prepayment or Continuation thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid, Continued, or Converted). Interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, Administrative Agent shall give notice thereof to Lenders to which such interest is payable and to Borrower. All determinations by Administrative Agent of an interest rate hereunder shall be conclusive and binding on Lenders and Borrower for all purposes, absent manifest error.

2.6 Number of Interest Periods There may be no more than twelve different Interest Periods for Eurodollar Loans outstanding at the same time.

2.7 Repayment of Loans Borrower shall repay the entire outstanding Principal Debt and all accrued but unpaid interest thereon on the Termination Date.

2.8 Prepayments

(a) Optional. Subject to Section 4.5, Borrower may prepay any Loan made to it at any time without premium or penalty.

(b) Mandatory.

(i) If at any time the Commitment Usage exceeds the aggregate amount of the Commitments of Lenders in effect at such time, or the Swing Principal Debt exceeds the Swing Line Commitment, then Borrower shall immediately pay to Administrative Agent for the respective accounts of the appropriate Lenders the amount of such excess; provided that, on any such date that a mandatory prepayment is due under this Section 2.8(b)(i), if no Principal Debt is then outstanding, but the LC Exposure exceeds the aggregate Commitments of Lenders then in effect, then Borrower shall provide to Administrative Agent (for itself and for the benefit of Lenders holding participations in the LC Subfacility) cash collateral in an amount at least equal to 100% of such excess.

(ii) If (A) as a result of any asset disposition by Borrower or any of its Subsidiaries, Borrower or any such Subsidiary is required to redeem or prepay (or to offer to redeem or prepay) any Debt (other than the Obligations) by a particular date (the “Subject Date”) in an amount equal to all or a portion of the net cash proceeds received by such entity from such asset disposition (the “Asset Disposition Proceeds”), and (B) such obligations to redeem or prepay (or to offer to redeem or prepay) such other Debt may be avoided by prepayment of the Obligations in an amount equal to such Asset Disposition Proceeds on or prior to the Subject Date, then not less than 30 days prior to the Subject Date, Borrower shall pay to Administrative Agent (for the ratable benefit of Lenders) a mandatory prepayment of the Obligations (and the Commitments shall be concurrently reduced) in an amount equal to such Asset Disposition Proceeds.

If Borrower is required to pay any outstanding Eurodollar Loans by reason of this Section prior to the end of the applicable Interest Period therefor, then Borrower shall pay all amounts due under Section 4.5.

2.9 Continuation So long as no Default or Event of Default shall have occurred and be continuing, Borrower may on any Business Day, with respect to any Eurodollar Loan, elect to maintain such Eurodollar Loan or any portion thereof as a Eurodollar Loan, as applicable, by selecting a new Interest Period for such Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by Borrower giving to Administrative Agent a Notice of Continuation not later than 12:00 noon on the second Business Day prior to the date of any such Continuation. Such notice by Borrower of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the Eurodollar Loan, or portion thereof, subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on Borrower once given. Promptly after receipt of a Notice of Continuation (and in any event not later than 1:00 p.m. on the date of receipt thereof), Administrative Agent shall notify each Lender by telex or telecopy, or other similar form of transmission of the proposed Continuation. If Borrower shall fail to select in a timely manner a new Interest Period for any Eurodollar Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan.

2.10 Conversion Borrower may on any Business Day, upon Borrower’s giving of a Notice of Conversion to Administrative Agent, Convert all or a portion of a Revolving Loan of one Type into a Revolving Loan of another Type. Any Conversion of a Eurodollar Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such Eurodollar Loan. Each such Notice of Conversion shall be given by Borrower not later than 12:00 noon (a) on the Business Day prior to the date of any proposed Conversion into Base Rate Loans or (b) on the second Business Day prior to the date of any proposed Conversion into Eurodollar Loans. Promptly upon receipt of a Notice of Conversion (and in any event not later than 1:00 p.m. on the date of receipt thereof), Administrative Agent shall notify each Lender by telecopy or other similar form of transmission of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone or telecopy confirmed immediately in writing if by telephone, in the form of a Notice of Conversion, specifying (i) the requested date of such Conversion, (ii) the Type of Revolving Loan to be Converted, (iii) the portion of such Type of Revolving Loan to be Converted, (iv) the Type of Revolving Loan into which such Revolving Loan is to be Converted, and (v) if such Conversion is into a Eurodollar Loan, the requested duration of the Interest Period of such Revolving Loan. Each Notice of Conversion shall be irrevocable by and binding on Borrower once given. Notwithstanding the foregoing, the right to convert from a Base Rate Loan to a Eurodollar Loan, or to continue a Eurodollar Loan, shall not be available during the occurrence of a Default or an Event of Default.

2.11 Loan Accounts, Notes

(a) Loan Accounts; Noteless Transaction. The Principal Debt owed to each Lender shall be evidenced by one or more loan accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The loan accounts or records maintained by Administrative Agent (including, without limitation, the Register) and each Lender shall be conclusive evidence absent manifest error of the amount of the Loans made to Borrower from each Lender under this Agreement (and subfacilities thereunder) and the interest and principal payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower under the Loan Documents to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of such Lender shall control absent manifest error.

(b) Notes. Upon the request of any Lender made through Administrative Agent, the Principal Debt owed to such Lender may be evidenced by one or more of the following Notes (as the case may be): (i) a Revolving Note (with respect to Principal Debt other than under the Swing Line Subfacility) and (ii) a Swing Line Note (with respect to Principal Debt arising under the Swing Line Subfacility).

2.12 Reductions of the Commitments Borrower shall have the right to terminate or reduce the aggregate unused amount of the Commitments of Lenders (other than the portion of the Commitments applicable to Swing Line Loans or issued and outstanding LCs) at any time and from time to time without penalty or premium upon not less than two Business Days prior written notice to Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction and shall be irrevocable once given and effective only upon receipt by Administrative Agent. Administrative Agent will promptly transmit such notice to each Lender. If a Commitment reduction is effected pursuant to this Section 2.12 at a time when the LC Commitment exceeds $175,000,000, then the LC Commitment shall be automatically and permanently reduced by an amount equal to the lesser of (i) 15.0% of the amount of such Commitment reduction and (ii) the amount by which the LC Commitment exceeds $175,000,000. Additionally, the Swing Line Commitment and the LC Commitment (as the case may be) shall be automatically and permanently reduced from time to time, on the date of any reduction in the Commitments of Lenders, by the amount, if any, by which the applicable Subfacility exceeds the aggregate Commitments of Lenders then in effect, after giving effect to such reduction of the Commitments. Additionally, the Commitments, once terminated or reduced, may not be increased or reinstated.

2.13 Increases of Commitments Provided there exists no Default or Event of Default, Borrower may from time to time request any one or more Lenders to increase their respective Commitments or request other financial institutions first approved by Administrative Agent to agree to a Commitment, so that the total Commitments may be increased by an amount (for all such requests) not to exceed the sum of (i) $250,000,000 and (ii) the amount, if any, by which the aggregate Commitments of Lenders on the Closing Date were less than $1,250,000,000. Any such Commitment increase must be effected by an amendment that is executed in accordance with Section 12.5 by Borrower, Administrative Agent, and the one or more Lenders who have agreed to increase their Commitments or by new Lenders who have agreed to new Commitments in accordance with Section 12.5. No Lender is obligated to increase its Commitment under any circumstances, and no Lender’s Commitment may be increased except by its execution of an amendment to this Agreement in accordance with Section 12.5. Each new Lender providing such additional Commitment shall be a “Lender” hereunder, entitled to the rights and benefits, and subject to the duties, of a Lender under the Loan Documents. In such case, each Lender’s Commitment Percentage shall be recalculated to reflect the new proportionate share of the revised total Commitments. Borrower shall prepay any Loans outstanding on the effective date of any Commitment Increase effected hereby (and pay any additional amounts required pursuant to Section 4.5) to the extent necessary to keep the outstanding Revolving Loans (and any funded participations by Lenders under the Swing Line Subfacility and the LC Subfacility) ratable with any revised Commitment Percentages arising from any nonratable increase in the Commitments under this Section 2.13. Additionally, on the effective date of any Commitment increase, any unfunded participations in any Swing Line Loans or LC shall be adjusted to reflect the revised Commitment Percentages. All new Revolving Loans occurring after an increase of the total Commitments shall be funded in accordance with Lender’s revised Commitment Percentages.

SECTION 3. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS.

3.1 Payments Each payment or prepayment on the Obligations shall be made in Dollars, without condition or deduction for setoff, counterclaim, defense, or recoupment, and is due and must be paid at Administrative Agent’s Principal Office in funds which are or will be available for immediate use by Administrative Agent by 12:00 noon on the day due. Payments made after 12:00 noon shall be deemed made on the Business Day next following. If no Default or Event of Default exists and if no order of application is otherwise specified in the Loan Documents, payments and prepayments of the Obligations shall be applied first to Fees, second to accrued interest then due and payable on the Principal Debt, and then to the remaining Obligations in the order and manner as Borrower may direct. If a Default or Event of Default exists (or if Borrower fails to give direction as permitted in the preceding sentence), any payment or prepayment shall be applied to the Obligations in accordance with Section 10.4. Administrative Agent shall pay to each Lender any payment or prepayment to which such Lender is entitled hereunder on the same day Administrative Agent shall have received the same from Borrower; provided such payment or prepayment is received by Administrative Agent prior to 12:00 noon, and otherwise before 12:00 noon on the Business Day next following. If and to the extent Administrative Agent shall not make such payments to Lenders when due as set forth in the preceding sentence, such unpaid amounts shall accrue interest, payable by Administrative Agent, at the Federal Funds Rate from the due date until (but not including) the date on which Administrative Agent makes such payments to Lenders.

3.2 Pro Rata Treatment Except to the extent otherwise provided herein: (a) each borrowing of a Revolving Loan from Lenders under Section 2.1 shall be made from Lenders, each payment of the Fees under Sections 3.8(a) and 3.8(d) shall be made for account of Lenders, and each termination or reduction of the amount of the Commitments under Section 2.12 shall be applied to the respective Commitments of Lenders, pro rata according to the amounts of their respective Commitment Percentages; (b) each payment or prepayment of principal of Revolving Loans shall be made for account of Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them; provided that, if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by Lenders pro rata in accordance with their respective Commitment Percentages in effect at the time such Revolving Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by Lenders pro rata in accordance with their respective Commitment Percentages; (c) each payment of interest on Revolving Loans shall be made for account of Lenders pro rata in accordance with the amounts of interest on such Revolving Loans then due and payable to the respective Lenders; (d) each payment of principal or interest under the Swing Line Subfacility shall be made for the account of Swing Line Lender and each other Lender purchasing a participation in the Swing Line Subfacility and shall be shared pro rata among such Lenders, as determined on any date of determination for any such Lender as the proportion which the Swing Principal Debt (or participations therein) owed to such Lender bears to the Swing Principal Debt owed to all Lenders; (e) each payment with respect to the LC Subfacility shall be made for the account of LC Issuer and each other Lender purchasing a participation in any LC and related reimbursement obligations and shall be shared pro rata among such Lenders, as determined on any date of determination for any such Lender as the proportion which the Principal Debt arising under the LC Subfacility (or participations therein) owed to such Lender bears to the Principal Debt under the LC Subfacility owed to all Lenders; and (f) the making, Conversion, and Continuation of Revolving Loans of a particular Type (other than Conversions provided for by Section 4.4) shall be made pro rata among Lenders according to the amounts of their respective Commitment Percentages, and the then current Interest Period for each Lender’s portion of each Revolving Loan of such Type shall be coterminous.

3.3 Sharing of Payments, Etc Except as contemplated in Section 4.7, if any Lender shall obtain any payment (whether voluntary, involuntary, or otherwise, including, without limitation, as a result of exercising its rights under Section 3.4) which is in excess of its ratable share of any such payment, such Lender shall purchase from the other Lenders such participations as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender under any of the circumstances described in Section 12.15 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), the purchase shall be rescinded and the purchase price restored to the extent of such recovery. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.3 may, to the fullest extent permitted by Applicable Law, exercise all of its rights of payment (including the right of offset) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

3.4 Offset Upon the occurrence and during the continuance of an Event of Default, each Lender shall be entitled to exercise (for the benefit of Lenders in accordance with Section 3.3) the rights of offset and/or banker’s lien against each and every account and other property, or any interest therein, which Borrower may now or hereafter have with, or which is now or hereafter in the possession of, such Lender to the extent of the full amount of the Obligations (other than special accounts, trust accounts, or escrow accounts maintained by Borrower in a fiduciary capacity or as an agent for unrelated third parties).

3.5 Booking Borrowings To the extent permitted by Applicable Law, any Lender may make, carry, or transfer its Loans at, to, or for the account of any of its branch offices or the office of any of its Affiliates; provided that, no Affiliate shall be entitled to receive any greater payment under Section 4 than the transferor Lender would have been entitled to receive with respect to such Loans.

3.6 Several Obligations The obligations of Lenders hereunder are several and not joint. No Lender shall be responsible for the failure of any other Lender to make a Loan, to fund participations in LCs and Swing Line Loans, or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan, to fund any such participation, or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan, to fund any such participation, or to perform any other obligation to be made or performed by such other Lender.

3.7 Minimum Amounts

(a) Borrowings and Conversions. Each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess thereof. Each borrowing of Eurodollar Loans, and each Conversion of Loans to Eurodollar Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

(b) Prepayments. Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $1,000,000.

(c) Reductions of Commitments. Each reduction of the Commitments under Section 2.12 shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof.

3.8 Fees

(a) Facility Fee. Borrower agrees to pay to Administrative Agent (for the account of each Lender in accordance with its daily average Commitment Percentage) a nonrefundable facility fee in an amount equal to 0.50% (calculated on a per annum basis) multiplied by the amount of the average daily aggregate Commitments of all Lenders (whether used or unused) (or if the aggregate Commitments of Lenders have been terminated, on the average daily sum, without duplication, of the Principal Debt plus the LC Exposure). The facility fee shall accrue until no Loans or LC Exposure remains outstanding. Such facility fee shall be payable quarterly in arrears on each Quarterly Date and on the Termination Date, beginning with June 30, 2008.

(b) Upfront Fee. On the Effective Date, Borrower agrees to pay a nonrefundable upfront fee to Administrative Agent for the account of Lenders in the amount separately agreed upon between the Borrower, Administrative Agent and Lenders.

(c) Administrative, LC, and Other Fees. Borrower agrees to pay to Administrative Agent, LC Issuer, and Arranger for their respective accounts the fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(d) LC Fees. As an inducement for the issuance (including, without limitation, any extension) of each LC, Borrower agrees to pay to LC Issuer (for the account of each Lender in accordance with its daily average Commitment Percentage), an issuance fee payable quarterly in arrears commencing on the Closing Date and for so long as each such LC is outstanding, on the last Business Day of each March, June, September, and December and on the expiry date of the LC. The issuance fee for each LC or any extension thereof shall be in an amount equal to the product of (i) 2.00% (calculated on a per annum basis) multiplied by (ii) the maximum amount available to be drawn under each LC that is issued and outstanding (“LC Fee”). Notwithstanding anything to the contrary contained herein, upon the request of the Requisite Lenders, while an Event of Default exists, all LC Fees shall accrue at the Post-Default Rate.

(e) LC Issuer Fees. In addition to the fees provided for in the Fee Letter, Borrower shall pay directly to LC Issuer (for its own account) the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of LC Issuer relating to LCs as from time to time in effect. Such customary fees and standard costs and charges are due and payable 30 days after demand or invoicing therefor and are nonrefundable.

3.9 Computations Other than calculations in respect of interest at the Bank of America “prime” rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees are made on the basis of actual number of days elapsed in a 360 day year. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

3.10 Maximum Rate Regardless of any provision contained in any Loan Document, neither Administrative Agent nor any Lender shall ever be entitled to contract for, charge, take, reserve, receive, or apply, as interest on the Obligations, or any part thereof, any amount in excess of the Maximum Rate, and, if Lenders ever do so, then such excess shall be deemed a partial prepayment of principal and treated hereunder as such and any remaining excess shall be refunded to Borrower. In determining if the interest paid or payable exceeds the Maximum Rate, Borrower and Lenders shall, to the maximum extent permitted under Applicable Law, (a) treat all Loans as but a single extension of credit (and Lenders and Borrower agree that such is the case and that provision herein for multiple Loans is for convenience only), (b) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (c) exclude voluntary prepayments and the effects thereof, and (d) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Obligations; provided that, if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, Lenders shall refund such excess, and, in such event, Lenders shall not, to the extent permitted by Applicable Law, be subject to any penalties provided by any Applicable Laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Maximum Amount.

3.11 Interest Recapture If the designated rate applicable to any Loan exceeds the Maximum Rate, the rate of interest on such Loan shall be limited to the Maximum Rate, but any subsequent reductions in such designated rate shall not reduce the rate of interest thereon below the Maximum Rate until the total amount of interest accrued thereon equals the amount of interest which would have accrued thereon if such designated rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of the Principal Debt, the total amount of interest paid or accrued is less than the amount of interest which would have accrued if such designated rates had at all times been in effect, then, at such time and to the extent permitted by law, Borrower shall pay an amount equal to the difference between (a) the lesser of the amount of interest which would have accrued if such designated rates had at all times been in effect and the amount of interest which would have accrued if the Maximum Rate had at all times been in effect, and (b) the amount of interest actually paid or accrued on the Principal Debt.

3.12 Agreement Regarding Interest and Charges The parties hereto hereby agree and stipulate that the only charge imposed upon Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.5(a). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by Administrative Agent, LC Issuer, Swing Line Lender, or any Lender to third parties or for damages incurred by Administrative Agent, LC Issuer, Swing Line Lender, or any Lender, are charges made to compensate Administrative Agent, LC Issuer, Swing Line Lender, or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by Administrative Agent, LC Issuer, Swing Line Lender, and Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money.

3.13 Defaulting Lenders

(a) Generally. If for any reason any Lender (a “Defaulting Lender”) shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of two Business Days after notice from Administrative Agent, then, in addition to the rights and remedies that may be available to Administrative Agent or Borrower under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement, and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to, or to direct any action or inaction of Administrative Agent or to be taken into account in the calculation of the Requisite Lenders, shall be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to Administrative Agent of any amount required to be paid to Administrative Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which Administrative Agent or Borrower may have under the immediately preceding provisions or otherwise, Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, and (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document. Any amounts received by Administrative Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held uninvested by Administrative Agent and either applied against the purchase price of such Loans under the following subsection (b) or paid to such Defaulting Lender upon the Defaulting Lender’s curing of its default. Borrower shall not have any liability in respect of such action by Administrative Agent.

(b) Purchase of Defaulting Lender’s Commitment. Any Lender who is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Lender’s Commitment. Any Lender desiring to exercise such right shall give written notice thereof to Administrative Agent no sooner than two Business Days and not later than ten Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitment in proportion to the Commitments of the other Lenders exercising such right. Upon any such purchase, the Defaulting Lender’s interest in the Revolving Loans and any funded participations under the Swing Line Subfacility and the LC Subfacility and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser thereof including an appropriate Assignment and Assumption and, notwithstanding Section 12.4(b), shall pay to Administrative Agent an Assignment Fee, unless such fee is waived by Administrative Agent in its sole discretion. The purchase price for the Commitment of a Defaulting Lender shall be equal to the amount of the principal balance of the Revolving Loans (together with the principal amount of any funded participations in any Swing Line Loans held by the Defaulting Lender pursuant to Section 2.2(c) and any funded participations under the LC Subfacility held by the Defaulting Lender pursuant to Section 2.3(c)) outstanding and owed by Borrower to the Defaulting Lender. Prior to payment of such purchase price to a Defaulting Lender, Administrative Agent shall apply against such purchase price any amounts retained by Administrative Agent pursuant to the second to last sentence of the immediately preceding subsection (a). The Defaulting Lender shall be entitled to receive amounts owed to it by Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by Administrative Agent from or on behalf of Borrower. There shall be no recourse against any Lender or Administrative Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Revolving Loans or the principal amount of any funded participations in any Swing Line Loan or in any LC and related reimbursement obligations under the LC Subfacility. If, prior to a Lender’s acquisition of a Defaulting Lender’s Commitment pursuant to this subsection (b), such Defaulting Lender shall cure the event or condition which caused it to become a Defaulting Lender and shall have paid all amounts owing by it hereunder as a result thereof, then such Lender shall no longer have the right to acquire such Defaulting Lender’s Commitment.

SECTION 4.	YIELD PROTECTION, ETC.

4.1	Increased Cost and Reduced Return

(a) If, after the date hereof, the adoption of any Applicable Law, rule, or regulation, or any change in any Applicable Law, or any change in the interpretation or administration thereof by any Governmental Authority, or compliance by any Lender (or its applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority (each a “Change in Law”):

(i) shall impose, modify, or deem applicable any reserve, special deposit, assessment, compulsory loan, insurance charge, or similar requirement (other than the Reserve Requirement utilized in the determination of the Adjusted Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities, participations, or commitments of, any Lender (or its applicable Lending Office), including the Commitment of such Lender hereunder; or

(ii) shall impose on any Lender (or its applicable Lending Office) or on the London interbank market any other condition, cost, or expense affecting the Loan Documents, Eurodollar Loans made by such lender, or any LC or participation in an LC, (excluding Taxes, which are addressed in Section 4.6);

and the result of any of the foregoing is to increase the cost to such Lender (or its applicable Lending Office) of making, Converting into, Continuing, or maintaining any Eurodollar Loans (or maintaining its obligation to make any Eurodollar Loan or to issue or maintain any LC or purchase participations in any LC) or to reduce any sum received or receivable by such Lender (or its applicable Lending Office) under the Loan Documents with respect to any Eurodollar Loans, then Borrower shall pay to such Lender on demand such amount or amounts as will compensate such Lender for such increased cost or reduction. If any Lender requests compensation by Borrower under this Section 4.1(a), Borrower may, by notice to such Lender (with a copy to Administrative Agent), suspend the obligation of such Lender to make or Continue Revolving Loans of the Type with respect to which such compensation is requested, or to Convert Revolving Loans of any other Type into Revolving Loans of such Type, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 4.4 shall be applicable); provided that, such suspension shall not affect the right of such Lender to receive the compensation so requested.

(b) If, after the date hereof, any Lender determines that any Change in Law affecting such Lender (or its applicable Lending Office) or such Lender’s holding company, if any, regarding capital has or would have the effect of reducing the rate of return on the capital of such Lender or such lender’s holding company as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or its holding company’s policies with respect to capital adequacy), then from time to time upon demand Borrower shall pay to such Lender or such Lender’s holding company such additional amount or amounts as will compensate such Lender for such reduction.

(c) Each Lender shall promptly notify Borrower and Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 4.1 and will designate a different applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 4.1 shall furnish to Borrower and Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

4.2 Inability to Determine Rates If on or prior to the first day of any Interest Period for any Eurodollar Loan:

(a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Loan;

(b) Administrative Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(c) the Requisite Lenders determine (which determination shall be conclusive) and notify Administrative Agent that the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to Lenders of funding Eurodollar Loans for such Interest Period;

then Administrative Agent shall give Borrower and Lenders prompt notice. Thereafter, for so long as such condition remains in effect, Lenders shall be under no obligation to make additional Eurodollar Loans, Continue Eurodollar Loans, or to Convert Base Rate Loans into Eurodollar Loans, and Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Loans or Convert such Loans into Base Rate Loans in accordance with the terms of this Agreement.

4.3 Illegality Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful (or any Governmental Authority has asserted that is unlawful) for any Lender or its applicable Lending Office to make, maintain, or fund Eurodollar Loans hereunder or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then such Lender shall promptly notify Borrower thereof (through Administrative Agent) and such Lender’s obligation to make or Continue Eurodollar Loans and to Convert other Base Rate Loans into Eurodollar Loans shall be suspended until such time as such Lender may again make, maintain, and fund Eurodollar Loans (in which case the provisions of Section 4.4 shall be applicable).

4.4 Treatment of Affected Loans If the obligation of any Lender to make a Eurodollar Loan or to Continue, or to Convert Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 4.1, 4.2, or 4.3 hereof, such Lender’s Eurodollar Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for Eurodollar Loans (or, in the case of a Conversion required by Section 4.3 hereof, on such earlier date as such Lender may specify to Borrower with a copy to Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1, 4.2, or 4.3 hereof that gave rise to such Conversion no longer exist:

(a) to the extent that such Lender’s Eurodollar Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Loans shall be applied instead to its Base Rate Loans; and

(b) all Loans that would otherwise be made or Continued by such Lender as Eurodollar Loans shall be made or Continued instead as Base Rate Loans, and all Loans of such Lender that would otherwise be Converted into Eurodollar Loans shall be Converted instead into (or shall remain as) Base Rate Loans.

If such Lender gives notice to Borrower (with a copy to Administrative Agent) that the circumstances specified in Section 4.1, 4.2, or 4.3 hereof that gave rise to the Conversion of such Lender’s Eurodollar Loans pursuant to this Section 4.4 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Revolving Loans held by Lenders holding Eurodollar Loans and by such Lender are held pro rata (as to principal amounts, Types, and Interest Periods) in accordance with their respective Commitments.

4.5 Compensation Upon the request of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall pay to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate such Lender for, and hold such Lender harmless from, any loss, cost, or expense (including loss of anticipated profits) incurred by it as a result of:

(a) any payment, prepayment (including, without limitation, any principal reduction effected pursuant to Section 2.13 as a result of an increase in the Commitments), or Conversion of a Eurodollar Loan for any reason (including, without limitation, the acceleration of the Revolving Loans pursuant to Section 10.2) on a date other than the last day of the Interest Period for such Loan;

(b) any failure by Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Section 5 to be satisfied) to borrow, Convert, Continue, or prepay a Eurodollar Loan on the date for such borrowing, Conversion, Continuation, or prepayment specified in the relevant notice of borrowing, prepayment, Continuation, or Conversion under this Agreement; or

(c) any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 4.7, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

4.6 Taxes

(a) General. Any and all payments by Borrower to or for the account of any Lender, Administrative Agent, or LC Issuer hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for Indemnified Taxes or Other Taxes; provided that, if Borrower shall be required by law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.6) such Lender, Administrative Agent, or LC Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) INDEMNIFICATION FOR TAXES. Borrower agrees to indemnify each Lender, Administrative Agent, and LC Issuer for the full amount of any Indemnified Taxes and Other Taxes (including, without limitation, any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 4.6) paid by such Lender, Administrative Agent, or LC Issuer (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or LC Issuer (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender or LC Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Lender shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter, including, without limitation upon the expiration or obsolescence of any previously delivered form, upon the request of Borrower or Administrative Agent, but only if such Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form), claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any successor form),

(iii) duly completed copies of Internal Revenue Service Form W-8IMY (or any successor form), together with any required attachments thereto; or

(iv) duly completed copies of Internal Revenue Service Forms W-9 (or any successor form).

In addition, each Lender shall deliver to Borrower and Administrative Agent, upon request of Borrower or Administrative Agent, any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made.

(f) Failure to Provide Withholding Forms; Change in Tax Law. For any period with respect to which a Lender has failed to provide Borrower and Administrative Agent with the appropriate form required to be provided pursuant to Section 4.6(e), such Lender shall not be entitled to indemnification under this Section 4.6 with respect to Indemnified Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Indemnified Taxes because of its failure to deliver a form required hereunder, Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Indemnified Taxes. Each Lender which fails to provide to Borrower in a timely manner such forms shall reimburse Borrower or Administrative Agent upon demand for any penalties paid by Borrower or Administrative Agent as a result of any failure of Borrower to withhold the required amounts that are caused by such Lender’s failure to provide the required forms in a timely manner.

(g) Changes in Applicable Lending Office. If Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 4.6, then such Lender will use best efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its applicable Lending Office so as to eliminate or reduce any such additional payments or amounts which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

(h) Treatment of Certain Refunds. If Administrative Agent, any Lender or LC Issuer determines, in its sole discretion, that it has received a refund of or credit for any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 4.6 , it shall pay to Borrower an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 4.6 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of Administrative Agent, such Lender or LC Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit), provided that, Borrower, upon the request of Administrative Agent, such Lender or LC Issuer, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent, such Lender or LC Issuer in the event Administrative Agent, such Lender or LC Issuer is required to repay such refund or credit to such Governmental Authority. This subsection (h) shall not be construed to require Administrative Agent, any Lender, or LC Issuer to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.

(i) Survival. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 4.6 shall survive the termination of the Commitments and the payment in full of the Obligations.

4.7 Removal of Lenders If (a) a Lender or a Participant requests compensation pursuant to Sections 4.1 or 4.6 and the Requisite Lenders are not also doing the same, or (b) the obligation of a Lender to make Eurodollar Loans or to Continue, or to Convert Loans into Eurodollar Loans shall be suspended pursuant to Section 4.1 or Section 4.3, but the obligation of the Requisite Lenders shall not have been suspended under such Sections, Borrower may either (i) demand that such Lender or Participant (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment and all of its Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 12.4 for a purchase price equal to the aggregate principal balance of Loans then owing to the Affected Lender (together with any participation held by the Affected Lender in any Swing Line Loan pursuant to Section 2.2(c) or in any LC and related reimbursement obligations under the LC Subfacility pursuant to Section 2.3(c)) plus any accrued but unpaid interest thereon, accrued but unpaid Fees owing to the Affected Lender, and any amounts owing to the Affected Lender under Section 4, or (ii) pay to the Affected Lender the aggregate principal balance of Loans (together with any participation held by the Affected Lender in any Swing Line Loan pursuant to Section 2.2(c) or in any LC and related reimbursement obligations under the LC Subfacility pursuant to Section 2.3(c)) then owing to the Affected Lender plus any accrued but unpaid interest thereon, accrued but unpaid Fees owing to the Affected Lender, and any amounts owing to the Affected Lender under Section 4, whereupon the Affected Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents, subject to the survival of certain provisions as set forth in Section 12.14. Each of Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of an Affected Lender under this Section 4.7, but at no time shall Administrative Agent, the Affected Lender, or any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by Borrower of its rights under this Section 4.7 shall be at Borrower’s sole cost and expenses and at no cost or expense to Administrative Agent, the Affected Lender, or any of the other Lenders. The terms of this Section 4.7 shall not in any way limit Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to Section 4.

SECTION 5. CONDITIONS PRECEDENT.

5.1 Initial Conditions Precedent The effectiveness of this Agreement is subject to the following conditions precedent:

(a) Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by an authorized officer of Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Administrative Agent (and, where indicated, each of the Lenders):

(i) Counterparts of this Agreement executed by each of the parties hereto in form and substance satisfactory to Administrative Agent and each Lender;

(ii) With respect to any Lender requesting Notes pursuant to Section 2.11(b), a Revolving Note, in the form of Exhibit E-1, one payable to each such requesting Lender (as the case may be);

(iii) If requested by Swing Line Lender pursuant to Section 2.11(b), a Swing Line Note in the form of Exhibit E-2, payable to Swing Line Lender;

(iv) Copies (certified by the Secretary or Assistant Secretary of Borrower) of the Articles of Incorporation and Bylaws of Borrower;

(v) An opinion of Sutherland Asbill & Brennan LLP, counsel to Borrower, addressed to Administrative Agent and Lenders, in substantially the form of Exhibit F;

(vi) A certificate of incumbency signed by the Secretary or Assistant Secretary of Borrower with respect to each of the officers of Borrower authorized to execute and deliver the Loan Documents and the officers of Borrower then authorized to deliver Notices of Borrowing, LC Agreements, Notices of Continuation, and Notices of Conversion;

(vii) Copies (certified by the Secretary or Assistant Secretary of Borrower) of all corporate action taken by Borrower to authorize the execution, delivery, and performance of the Loan Documents;

(viii) A copy of each of the documents, instruments, and agreements evidencing any of the Debt described on Schedule 6.1(g) and a copy of each Material Contract described on Schedule 6.1(h), certified as true, correct, and complete by the chief financial officer of Borrower;

(ix) Payment of the Fees then due as described in or referenced by Section 3.8;

(x) A Compliance Certificate calculated as of December 31, 2007;

(xi) Evidence that all “Obligations” (as such term is defined in the Existing Agreement) other than unmatured “Obligations” (as so defined) in respect of Existing Letters of Credit have been, or concurrently with the Effective Date are being, repaid by Borrower and that all “commitments” under the Existing Agreement have been terminated.

(xii) A certificate from Borrower (in form and substance satisfactory to Administrative Agent), certifying that as of the Effective Date:

(A) there shall not have occurred any event, condition, situation, or status since the date of the information contained in (i) the financial and business projections, budgets, pro forma data, and forecasts concerning Borrower and its Subsidiaries delivered to Administrative Agent and Lenders prior to the Effective Date or (ii) the facts or information represented or provided to Lenders prior to the Effective Date as set forth in the Reference 10-K or represented or provided by Borrower in the meeting with Lenders conducted on March 6, 2008, which event, condition, situation, or status has had or could reasonably be expected to result in a material adverse change in the business, assets, liabilities (actual or contingent), operations, financial condition, or business prospects of Borrower and its Subsidiaries, taken as a whole since December 31, 2007.

(B) there is no litigation, action, suit, investigation, or other arbitral, administrative, or judicial proceeding pending or, to the knowledge of Borrower, threatened which could reasonably be expected to (x) result in a Material Adverse Effect or (y) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of Borrower to fulfill its obligations under the Loan Documents; or (z) materially and adversely affect the rights and remedies of Administrative Agent or Lenders under the Loan Documents.

(C) Borrower and its Subsidiaries shall have received all approvals, consents, and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with, or violation of (x) any Applicable Law or (y) any agreement, document, or instrument to which Borrower or any Subsidiary is a party or by which any of them or their respective properties is bound (including without limitation, the Senior Note Agreements), except for such approvals, consents, waivers, filings, and notices the receipt, making, or giving of which would not reasonably be likely to (1) have a Material Adverse Effect, or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of Borrower to fulfill its obligations under the Loan Documents; and

(xiii) Such other documents, agreements and instruments as Administrative Agent on behalf of Lenders may reasonably request.

(b) In the good faith judgment of Administrative Agent and Lenders, there shall not have occurred or exist any material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.

Without limiting the generality of the provisions of Section 11.4, for purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2 Conditions Precedent to All Loans or LC Issuances The obligation of Lenders to make any Loans (other than Loans constituting the payment by LC Issuer of drafts under LCs) or the obligation of LC Issuer to issue any LC is subject to the further conditions precedent that: (a) Borrower is in compliance with the Asset Coverage Ratio requirements as set forth in Section 9.1(e) immediately prior to the making of such Loan and immediately after giving effect thereto; (b) no Default or Event of Default shall have occurred and be continuing as of the date of the making of such Loan or would exist immediately after giving effect thereto; (c) the representations and warranties made or deemed made by Borrower and its Subsidiaries in the Loan Documents to which any of them is a party, shall be true and correct on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder; (d) in the case of the borrowing of Loans (other than Swing Line Loans), Administrative Agent shall have received a timely Notice of Borrowing; and (e) in the case of the issuance of an LC, Administrative Agent shall have timely received an LC Agreement and the Fees provided for in Section 3.8 for the account of LC Issuer and Lenders entitled thereto. Each Credit Event shall constitute a certification by Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless Borrower otherwise notifies Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, if such Credit Event is the making of a Loan or the issuance of an LC, Borrower shall be deemed to have represented to Administrative Agent and Lenders at the time such Loan is made or LC is issued that all conditions to the making of such Loan or the issuance of such LC contained in Section 5 have been satisfied. Each condition precedent in this Agreement is material to the transactions contemplated in this Agreement. Subject to the prior approval of Requisite Lenders, Lenders may fund any Loan or LC Issuer may issue any LC without all conditions being satisfied, but, to the extent permitted by Applicable Law, the same shall not be deemed to be a waiver of the requirement that each such condition precedent be satisfied as a prerequisite for any subsequent funding or issuance, unless Requisite Lenders specifically waive each such item in writing.

SECTION 6. REPRESENTATIONS AND WARRANTIES.

6.1 Representations and Warranties In order to induce Administrative Agent and each Lender to enter into this Agreement and to make Loans and to induce LC Issuer to issue LCs, Borrower represents and warrants to Administrative Agent, LC Issuer, and each Lender as follows:

(a) Organization; Power; Qualification. Except as disclosed on Schedule 6.1(a), each of Borrower and its Subsidiaries is a corporation, partnership, or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted, and is duly qualified and is in good standing as a foreign corporation, partnership, or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized would have, in each instance, a Material Adverse Effect.

(b) Ownership Structure. As of the Agreement Date, Schedule 6.1(b) correctly sets forth the corporate structure and ownership interests of the Subsidiaries including the correct legal name of each Subsidiary, its jurisdiction of formation, the Persons holding equity interests in such Subsidiary, and their percentage equity or voting interest in such Subsidiary. As of the Agreement Date, A.C. Corporation is the only Material Subsidiary. Except as set forth in such Schedule, and except for Permitted Preferred Stock:

(i) No Consolidated Subsidiary has issued to any third party any securities convertible into such Consolidated Subsidiary’s capital stock or other equity interests or any options, warrants, or other rights to acquire any securities convertible into such capital stock or other equity interests, and

(ii) The outstanding capital stock of, or other equity interests in, each Consolidated Subsidiary are owned by Borrower and its Consolidated Subsidiaries indicated on such Schedule free and clear of all Liens, warrants, options and rights of others of any kind whatsoever. All such outstanding capital stock and other equity interests have been validly issued and, in the case of capital stock, are fully paid and nonassessable.

(c) Authorization of Agreement, Notes, Loan Documents, and Borrowings. Borrower has the right and power, and has taken all necessary action to authorize it, to borrow hereunder or to request the issuance of an LC and to incur reimbursement obligations with respect thereto. Borrower has the right and power, and has taken all necessary action to authorize it to execute, deliver, and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents have been duly executed and delivered by the duly authorized officers of Borrower, and each is a legal, valid, and binding obligation of Borrower, enforceable against it in accordance with its respective terms.

(d) Compliance of Agreement, Notes, Loan Documents, and Borrowing with Laws, etc. The execution, delivery and performance of this Agreement, the Notes, if any, and the other Loan Documents in accordance with their respective terms, and the borrowings hereunder do not and will not, by the passage of time, the giving of notice, or otherwise: (i) require any Governmental Approval, other than, (x) such as have been obtained and are in full force and effect, and (y) the filing with the Securities and Exchange Commission of a report on Form 8-K with respect to the execution and delivery of this Agreement, or violate any Applicable Law (including all Environmental Laws) relating to Borrower or any Subsidiary; (ii) conflict with, result in a breach of, or constitute a default under the articles of incorporation or the bylaws of Borrower or the organizational documents of any Subsidiary, or any indenture, agreement, or other instrument to which Borrower or any Subsidiary is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by Borrower or any Subsidiary.

(e) Compliance with Law; Governmental Approvals. Borrower and each Subsidiary is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it, except for noncompliances which, and Governmental Approvals the failure to possess which, would not, individually or in the aggregate, cause a Default or Event of Default or have a Material Adverse Effect.

(f) Ownership of Assets; Liens. Each of Borrower and its Consolidated Subsidiaries has title to its assets sufficient for the conduct of the business of Borrower and its Consolidated Subsidiaries taken as a whole. There are no Liens against any of such assets except for Liens permitted by Section 9.3.

(g) Debt. Schedule 6.1(g) is, as of the Effective Date, a complete and correct listing of all Debt of Borrower and its Subsidiaries, including all guaranties constituting Debt of Borrower and its Subsidiaries and all letters of credit and acceptance facilities extended to Borrower or any Subsidiary.

(h) Material Contracts. Schedule 6.1(h) is a true, correct, and complete listing of all Material Contracts as of the Effective Date.

(i) Litigation. There are no actions, suits, or proceedings pending (nor, to the knowledge of Borrower or any Subsidiary, are there any actions, suits, or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting Borrower or any Subsidiary or any of its respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which is reasonably likely to be adversely determined and result in a Material Adverse Effect, and there are no strikes, slow downs, work stoppages or walkouts, or other labor disputes in progress or threatened relating to Borrower or any Subsidiary.

(j) Taxes. All federal, state, and other tax returns of Borrower and its Consolidated Subsidiaries required by Applicable Law to be filed have been duly filed, and all federal, state, and other Taxes upon Borrower and any of its Consolidated Subsidiaries and their respective properties, income, profits, and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 7.6. None of the United States income tax returns of Borrower and its Consolidated Subsidiaries are under audit as of the Agreement Date. All charges, accruals, and reserves on the books of Borrower and each of its Consolidated Subsidiaries in respect of any Taxes are in accordance with GAAP.

(k) Financial Statements; No Material Adverse Change. Borrower has furnished to each Lender copies of the audited consolidated balance sheet of Borrower and its Consolidated Subsidiaries for the fiscal year ending December 31, 2007, and the related consolidated statements of operations, changes in net assets, and cash flows for the fiscal year ending on such date, with the opinion thereon of KPMG LLP. Such balance sheet and statements (including in each case related schedules and notes) present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of Borrower as at their respective dates and the results of operations, changes in net assets, and cash flows for such periods. Neither Borrower nor any of its Consolidated Subsidiaries has on the Agreement Date any material contingent liabilities, other liabilities, liabilities for Taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said financial statements. Since December 31, 2007, there has been no material adverse change in the business, assets, liabilities (actual or contingent), operations, financial condition, or business prospects of Borrower and its Consolidated Subsidiaries taken as a whole. Each of Borrower, its Material Subsidiaries, and Other Relevant Subsidiaries is Solvent.

(l) ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan except for noncompliances which would not, individually or in the aggregate, cause a Default or an Event of Default or have a Material Adverse Effect. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code, or (iii) incurred any liability under Title IV of ERISA, other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(m) Absence of Defaults. Neither Borrower nor any Material Subsidiary is in default under its articles of incorporation, bylaws, partnership agreement, or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, a determination of materiality, the satisfaction of any condition, or any combination of the foregoing, would constitute, a default or event of default by Borrower or any Subsidiary under any Debt, Material Contract, any other agreement (other than this Agreement) or judgment, decree, or order to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary or any of their respective properties may be bound where such default or event of default could, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(n) Environmental Laws. Borrower and its Subsidiaries have obtained all Governmental Approvals which are required under Environmental Laws, and are in compliance with all terms and conditions of such Governmental Approvals, which the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Each of Borrower and its Subsidiaries is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in the Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Subsidiary is aware of, or has received notice of, any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to Borrower or any of its Subsidiaries may interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common-law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release, or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic, or other Hazardous Materials that could be reasonably expected to have a Material Adverse Effect; and there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the knowledge of Borrower or any Subsidiary, after due inquiry, threatened, against Borrower or any of its Subsidiaries relating in any way to Environmental Laws that could be reasonably expected to have a Material Adverse Effect.

(o) Investment Company. Borrower is a “business development company” within the meaning of the Investment Company Act. Except with respect to Borrower as a business development company under the Investment Company Act, neither Borrower nor any Subsidiary is subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(p) Margin Stock. Neither Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of purchasing or carrying margin stock or extending credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U (as enacted by the Board of Governors of the Federal Reserve System, as amended). Following the application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Borrower only or of Borrower and its Consolidated Subsidiaries) subject to the provisions of Section 9.3 or Section 9.5 or subject to any similar restriction contained in any agreement or instrument between Borrower and any Lender or any Affiliate of any Lender related to Debt and within the scope of Section 10.1(e) will be margin stock.

(q) Affiliate Transactions. Except as permitted by Section 9.8, neither Borrower nor any Subsidiary is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of Borrower or any Subsidiary is a party. Neither Borrower nor any Subsidiary is a party to any agreement or arrangement which restricts or prohibits the payment of dividends, distributions, or the repayment of inter-company loans by a Subsidiary to Borrower.

(r) Intellectual Property. Borrower and each Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets, and copyrights (collectively, “Intellectual Property”) used in the conduct of its businesses as now conducted and as contemplated by the Loan Documents, which the failure to own or have the right to use could reasonably be expected to have a Material Adverse Effect, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person.

(s) Accuracy and Completeness of Information. All written information, reports, and other papers and data furnished to Administrative Agent or any Lender by, on behalf of, or at the direction of, Borrower or any Subsidiary were, at the time the same were so furnished, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods. As of the Agreement Date, no fact is known to Borrower or any Subsidiary which has had, or may in the future have (so far as Borrower or any Subsidiary can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1(k) or in such information, reports or other papers or data or otherwise disclosed in writing to Administrative Agent and Lenders prior to the Effective Date. No document furnished or written statement made to Administrative Agent or any Lender in connection with the negotiation, preparation, or execution of this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of Borrower or any Subsidiary or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. Notwithstanding the first and third sentences of this Section 6.1(s), as to projected financial information, Borrower represents and warrants only that such information, at the time furnished to Administrative Agent or any Lender, was prepared in good faith based on reasonable assumptions under the circumstances.

(t) RIC Status. Borrower qualifies as a RIC.

(u) Not Plan Assets. The assets of Borrower or any Subsidiary do not and will not constitute “plan assets,” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(v) Business. As of the Agreement Date, Borrower and its Subsidiaries are substantially engaged in the businesses described in the Reference 10-K.

6.2 Survival of Representations and Warranties, Etc All statements contained in any certificate, financial statement, or other instrument delivered by or on behalf of Borrower or any Subsidiary to Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement, or other instrument delivered by or on behalf of Borrower prior to the Agreement Date and delivered to Administrative Agent or any Lender in connection with closing the transactions contemplated hereby) shall constitute representations and warranties made by Borrower under this Agreement, and shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents, and the making of the Loans. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, and at and as of the date of the occurrence of any Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically permitted hereunder. All such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the making of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any LC shall remain outstanding.

SECTION 7. AFFIRMATIVE COVENANTS.

For so long as this Agreement is in effect and thereafter until the payment in full of the Obligations and the termination or expiration of all LCs, unless the Requisite Lenders (or, if required pursuant to Section 12.5, all Lenders) shall otherwise consent in the manner provided for in Section  12.5, Borrower shall:

7.1 Preservation of Existence and Similar Matters Except as otherwise permitted under Section 9.5, preserve and maintain, and Borrower shall cause each Material Subsidiary to preserve and maintain, its respective existence, rights, franchises, licenses, and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to maintain such rights, franchises, licenses and privileges or to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

7.2 Compliance with Applicable Law and Material Contracts Comply, and Borrower shall cause each Material Subsidiary to comply, with (a) all Applicable Laws (including, without limitation, ERISA, Environmental Laws, and the Investment Company Act), including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect, and (b) all material terms and conditions of all Material Contracts to which it is a party, subject to any applicable cure period provided for therein.

7.3 Maintenance of Property In addition to the requirements of any of the other Loan Documents, (a) protect and preserve, and Borrower shall cause each Material Subsidiary to protect and preserve, all of its material properties, including, but not limited to, all Intellectual Property, and maintain in good repair, working order, and condition all material tangible properties, ordinary wear and tear excepted, and (b) from time to time make or cause to be made, and Borrower shall cause each Material Subsidiary to make, all needed and appropriate repairs, renewals, replacements, and additions to such properties, so that the business carried on in connection therewith may be properly and effectively conducted at all times.

7.4 Conduct of Business Together with its Subsidiaries, at all times carry on their business described in the Reference 10-K; provided that, this Section 7.4 shall not require Borrower to carry on the commercial real estate financing business.

7.5 Insurance In addition to the requirements of any of the other Loan Documents, maintain, and Borrower shall cause each Material Subsidiary to maintain, insurance with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law.

7.6 Payment of Taxes and Claims Pay or discharge, and Borrower shall cause each Material Subsidiary to pay and discharge, when due (a) all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen, and landlords for labor, materials, supplies, and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section 7.6 shall not require the payment or discharge of any such Tax or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of Borrower or such Subsidiary, as applicable, in accordance with GAAP.

7.7 Visits and Inspections Permit, and Borrower shall cause each Material Subsidiary to permit, representatives or agents of Administrative Agent or any Lender, from time to time, as often as may be reasonably requested and at the expense of Administrative Agent (unless an Event of Default shall be continuing in which case the exercise by Administrative Agent of its rights under this Section 7.7 shall be at the expense of Borrower), but only during normal business hours, to: (a) visit and inspect all properties of Borrower and each Material Subsidiary; (b) inspect and make extracts from their respective books and records, including, but not limited to, management letters prepared by independent accountants; and (c) discuss with its principal officers and its independent accountants, its business, assets, liabilities, financial conditions, results of operations, and business prospects; provided that, if requested by Borrower, a representative of Borrower may be present in any discussions between representatives of Agent or any Lender and Borrower’s independent accountants. If requested by Administrative Agent, Borrower shall execute an authorization letter addressed to its accountants authorizing Administrative Agent or any Lender to discuss the financial affairs of Borrower and any Material Subsidiary with its accountants.

7.8 Use of Proceeds Use the proceeds of Loans to repay existing Debt owed under the Existing Agreement, together with all accrued and unpaid interest and fees under the Existing Agreement, to pay the fees and expenses related to the preparation, negotiation, and closing of this Agreement, and for working capital and general corporate purposes of Borrower and its Subsidiaries. Borrower shall not, and Borrower shall not permit any Subsidiary to, use any part of the proceeds of any Loan, directly or indirectly, for a purpose which violates any Applicable Law, including, without limitation, the provisions of Regulations T, U, and X (as enacted by the Board of Governors of the Federal Reserve System, as amended).

7.9 Environmental Matters Comply, and Borrower shall cause all of its Subsidiaries to comply, with all Environmental Laws, the failure with which to comply could reasonably be expected to have a Material Adverse Effect. If Borrower or any Subsidiary shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against Borrower or any Subsidiary alleging violations of any Environmental Law or requiring Borrower or any Subsidiary to take any action in connection with the release of Hazardous Materials, or (c) receive any notice from a Governmental Authority or private party alleging that Borrower or any Subsidiary may be liable or responsible for costs associated with a response to or cleanup of a release of a Hazardous Materials or any damages caused thereby, and such notices, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, Borrower shall provide Administrative Agent with a copy of such notice within ten days after the receipt thereof by Borrower or any of the Subsidiaries. Borrower and the Subsidiaries shall promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.

7.10 Books and Records Maintain, and Borrower shall cause each of the Subsidiaries to maintain, books and records pertaining to its business operations in such detail, form and scope as is consistent with good business practice in accordance with GAAP.

7.11 Status of RIC and BDC At all times maintain its status as a RIC under the Internal Revenue Code, and as a “business development company” under the Investment Company Act.

7.12 ERISA Exemptions Not, and Borrower shall not permit any Subsidiary to, permit any of their respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.

7.13 Further Assurances At Borrower’s cost and expense, upon the request of Administrative Agent, duly execute and deliver or cause to be duly executed and delivered, to Administrative Agent and Lenders such further instruments, documents, and certificates, and do and cause to be done such further acts that may be necessary or advisable in the opinion of Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

SECTION 8. INFORMATION.

For so long as this Agreement is in effect and thereafter until payment in full of the Obligations and the termination or expiration of all LCs, unless the Requisite Lenders (or, if required pursuant to Section 12.5, all Lenders) shall otherwise consent in the manner set forth in Section 12.5, Borrower shall furnish to each Lender (or to Administrative Agent if so provided below) at its Lending Office:

8.1 Quarterly Financial Statements As soon as available or within 5 Business Days after the date required to be filed with the Securities and Exchange Commission as part of Borrower’s periodic reporting and in any event within 50 days after the close of each of the first, second, and third fiscal quarters of Borrower, the consolidated balance sheets of Borrower and its Consolidated Subsidiaries as at the end of each such period and the related consolidated statements of operations, changes in net assets, and cash flows of Borrower and its Consolidated Subsidiaries for each such period, setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer of Borrower, in his or her opinion, to present fairly, in accordance with GAAP, the consolidated financial position of Borrower and its Consolidated Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

8.2 Year-End Statements As soon as available or within 5 Business Days after the date required to be filed with the Securities and Exchange Commission as part of Borrower’s periodic reporting and in any event within 95 days after the end of each fiscal year of Borrower, the consolidated and consolidating balance sheets of Borrower and its Consolidated Subsidiaries as at the end of such fiscal year and the related consolidated and (except in the case of the statement of changes in net assets) consolidating statements of operations, changes in net assets, and cash flows of Borrower and its Consolidated Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be certified by (a) the chief financial officer of Borrower, in his or her opinion, to present fairly, in accordance with GAAP, the financial position of Borrower and its Consolidated Subsidiaries as at the date thereof and the result of operations for such period and (b) (except as to such consolidating balance sheets and consolidating statements) independent certified public accountants of recognized national standing acceptable to the Requisite Lenders, whose opinion shall be unqualified and in scope and substance satisfactory to the Requisite Lenders and who shall have authorized Borrower to deliver such financial statements and opinion thereon to Administrative Agent and Lenders pursuant to this Agreement; provided that, at such time as no agreement evidencing Debt of Borrower and its Consolidated Subsidiaries (other than this Agreement) requires the delivery of consolidating financial statements, then, notwithstanding the foregoing, Borrower will not be required to deliver the consolidating balance sheets of Borrower and its Consolidated Subsidiaries and the related consolidating statements of operations and cash flows of Borrower and its Consolidated Subsidiaries.

8.3 Compliance Certificate; Asset Reports

(a) At the time the financial statements are furnished pursuant to Sections 8.1 and 8.2, a Compliance Certificate: (i) setting forth in reasonable detail as at the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether or not Borrower and its Consolidated Subsidiaries were in compliance with the covenants contained in Section 9.1, (ii) stating that, to the best knowledge, information, and belief of the chief financial officer of Borrower, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, and whether it is continuing and the steps being taken by Borrower with respect to such event, condition, or failure. At the time the financial statements are furnished pursuant to Section 8.2, Borrower will deliver to Lenders a certificate of the independent accountants performing the audit of such financial statements acknowledging that Borrower was in compliance with the financial covenants of Section 9.1, and setting forth the procedures used to make such determination.

(b) At the time the financial statements are furnished pursuant to Sections 8.1 and 8.2, the following reports with respect to Investments of Borrower and its Consolidated Subsidiaries, as of the end of such fiscal quarter, in form and scope acceptable to Administrative Agent:

(i) A consolidated statement of Investments as presented in Borrower’s consolidated financial statements;

(ii) A report of unrealized and realized gains (losses)(with detail as to unrealized gains and losses by portfolio company for private finance Investments and in the aggregate for Commercial Mortgage Loans, and other Investments); and

(iii) A delinquency report of loans over 120 days past-due.

8.4 Other Information

(a) Not later than 90 days prior to the last day of each fiscal year of Borrower, pro forma projected consolidated financial statements for Borrower and its Consolidated Subsidiaries reflecting the forecasted financial condition and results of operations of Borrower and its Consolidated Subsidiaries on a quarterly basis for the next succeeding year, accompanied by calculations establishing whether or not Borrower would be in compliance on a pro forma basis with the covenants contained in Section 9.1, in each case in form and detail reasonably acceptable to Administrative Agent;

(b) Promptly upon receipt thereof, copies of all reports, if any, submitted to Borrower or its Board of Directors by its independent public accountants, including, without limitation, any management report;

(c) Within five Business Days of the filing thereof (or of the effectiveness thereof, in the case of registration statements), copies of all effective registration statements (other than the exhibits thereto, any prospectus supplement filed under Rule 497 of the Securities Act of 1933, and any effective registration statements on Form S-8 or its equivalent), and reports on Forms 10-K, 10-Q, and 8-K (or their equivalents) which Borrower shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(d) Promptly upon the mailing thereof to the shareholders of Borrower generally, copies of all financial statements, reports, and proxy statements so mailed;

(e) If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent, or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer of Borrower setting forth details as to such occurrence and action, if any, which Borrower or applicable member of the ERISA Group is required or proposes to take;

(f) To the extent Borrower or any Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, Borrower or any Subsidiary or any of their respective properties, assets, or businesses which, if determined or resolved adversely to such Person, could reasonably be expected to have a Material Adverse Effect; and prompt notice of the receipt of notice that any United States income Tax returns of Borrower or any of its Subsidiaries are being audited;

(g) To the extent not previously delivered to Lenders, a copy of the articles of incorporation, bylaws, partnership agreement, or other similar organizational documents of Borrower, any Material Subsidiary, and any amendment thereto, in each case within five Business Days of the effectiveness thereof;

(h) Prompt notice of any change in the business, assets, liabilities, financial condition, results of operations, or business prospects of Borrower or any Subsidiary which has had or could reasonably be expected to have a Material Adverse Effect;

(i) Prompt notice of the occurrence of any Default or Event of Default or any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by Borrower or any Subsidiary under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

(j) Prompt notice of any order, judgment, or decree in excess of $25,000,000 having been entered against Borrower or any Subsidiary or any of their respective properties or assets;

(k) Prompt notice, which notice shall, in the case of a Material Subsidiary, be delivered no later than five Business Days following the occurrence, of the acquisition, incorporation, or other creation of any Subsidiary, the purpose for such Subsidiary, the nature of the assets and liabilities thereof, and whether such Subsidiary is a Material Subsidiary;

(l) At the time the quarterly financial statements are furnished in accordance with Section 8.1, a list of the Persons who are Material Subsidiaries as of the date of the balance sheet included in such quarterly financial statements;

(m) Promptly upon entering into any Material Contract after the Agreement Date, a copy to Administrative Agent of such Material Contract;

(n) From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents, or further information regarding the business, assets, liabilities, financial condition, results of operations, or business prospects of Borrower or any of its Material Subsidiaries as Administrative Agent or any Lender may reasonably request; and

(o) Borrower hereby acknowledges that (a) Administrative Agent and/or Arranger will make available to Lenders and LC Issuer materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that so long as Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, Arranger, LC Issuer and Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.7); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

SECTION 9. NEGATIVE COVENANTS.

For so long as this Agreement is in effect and thereafter until the payment in full of the Obligations and the termination or expiration of all LCs, unless the Requisite Lenders (or, if required pursuant to Section 12.5, all Lenders) shall otherwise consent in the manner set forth in Section 12.5 Borrower shall not, directly or indirectly:

9.1 Financial Covenants Permit:

(a) Ratio of Consolidated Debt to Consolidated Shareholders’ Equity. The ratio of Consolidated Debt to Consolidated Shareholders’ Equity to exceed 1.50 to 1.00 at the end of any fiscal quarter.

(b) Minimum Consolidated Shareholders’ Equity. Consolidated Shareholders’ Equity to be less than (i) $1,900,000,000 plus (ii) 75% of the Net Proceeds of all Equity Issuances effected by Borrower or any of its Consolidated Subsidiaries at any time after December 31, 2007 (excluding the Net Proceeds of any Equity Issuance by a Consolidated Subsidiary to a Consolidated Subsidiary or to Borrower).

(c) Ratio of Adjusted EBIT to Interest Expense. The ratio of Adjusted EBIT to Interest Expense of Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of the last day of each fiscal quarter for the period of four successive fiscal quarters ended on such day, to be less than 1.80 to 1.00 at the end of such fiscal quarter.

(d) Priority Debt. The aggregate principal amount of Priority Debt to exceed 25% of Consolidated Shareholders’ Equity.

(e) Asset Coverage Ratio. The Asset Coverage Ratio to be less than 2.00 to 1.00.

9.2 Interest Rate Agreements Enter into, or permit any Consolidated Subsidiary to enter into, any Interest Rate Agreement except in the ordinary course of business with a nationally recognized financial institution then having an Investment Grade Rating pursuant to bona fide hedging transactions and not for speculation.

9.3 Liens; Agreements Regarding Liens; Other Matters

(a) Create, assume, or incur, or permit or suffer to exist (or permit any Consolidated Subsidiary to create, incur, assume, or permit or suffer to exist) any Lien upon any of its assets, including, without limitation, the equity interests of Borrower or any Subsidiary in their respective Subsidiaries, other than:

(i) the Permitted Liens;

(ii) Liens securing the Obligations, if any; and

(iii) Liens securing Debt or Interest Rate Agreements (including Liens in existence on the Effective Date and securing the Debt described on Schedule 6.1(g)), so long as, at the time of the incurrence of such Debt and liabilities under Interest Rate Agreements, the Debt and Priority Debt secured by all such Liens is permitted within the limitations of Section 9.1.

(b) Create or otherwise cause or suffer to exist or become effective, or permit any Subsidiary to create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (i) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by Borrower or any other Subsidiary of Borrower; (ii) pay any Debt owed to Borrower or any other Subsidiary; (iii) make loans or advances to Borrower or any other Subsidiary; or (iv) transfer any of its property or assets to Borrower or any other Subsidiary.

(c) Create, incur, assume, or permit to exist, directly or indirectly, or permit any Consolidated Subsidiary, directly or indirectly, to create, incur, assume, or permit to exist (upon the happening of a contingency or otherwise) any Lien (except Liens permitted by Section 9.3(a)) on or with respect to any property that secures Debt of Borrower or its Consolidated Subsidiaries, including, without limitation, Debt outstanding under the Senior Notes or the Senior Note Agreements, unless Borrower makes, or causes to be made, effective provision whereby the Obligations will be equally and ratably secured with any and all other Debt of Borrower or its Consolidated Subsidiaries thereby secured; provided that, such security is granted pursuant to an agreement reasonably satisfactory to the Requisite Lenders.

9.4 Distributions to Shareholders If an Event of Default specified in Section 10.1(a) or Section 10.1(b) occurs and is not cured within ten Business Days thereafter, if a Default or an Event of Default specified in Section 10.1(f) or Section 10.1(g) shall have occurred and be continuing, or if as a result of the occurrence of any other Event of Default the Obligations have been accelerated pursuant to Section 10.2(a), make (a) any dividend or other distribution on account of any of its capital stock; (b) any acquisition for value of any capital stock of Borrower; or (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire any capital stock of Borrower.

9.5 Merger, Consolidation and Sales of Assets

(a) (i) Enter into, or permit any Consolidated Subsidiary to enter into, any transaction of merger or consolidation; (ii) liquidate, wind-up, or dissolve itself (or suffer any liquidation or dissolution) or permit any Consolidated Subsidiary to do any of the foregoing; (iii) convey, sell, lease, sublease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other equity interests in any of its Consolidated Subsidiaries, in each case whether now owned or hereafter acquired (a “Sale”) or permit any Consolidated Subsidiary to do any of the foregoing; provided, however, that, so long as no Default or Event of Default is or would be in existence at the time of such event or immediately after giving effect thereto:

(A) Any Consolidated Subsidiary may merge or consolidate with or into, or effect a Sale to, Borrower or any Wholly Owned Subsidiary, so long as (1) in any merger or consolidation involving Borrower, Borrower shall be the surviving or continuing corporation and (2) in any merger or consolidation involving a Wholly Owned Subsidiary (and not Borrower), a Wholly Owned Subsidiary shall be the surviving or continuing corporation;

(B) In addition to the transactions permitted under clause (E) below, Borrower may convey, sell, lease, sublease, transfer, or otherwise dispose of, in one transaction or a series of transactions, its business or assets, or the capital stock of or other equity interests in any of its Consolidated Subsidiaries, in each case whether now owned or hereafter acquired, to any of its Consolidated Subsidiaries, so long as (1) the Book Value of such assets sold (in one or a series of transactions) in a given fiscal year does not exceed 15% of the total assets of Borrower determined at the close of the immediately preceding fiscal year, or (2) the operations of such assets sold generated does not exceed 15% of the consolidated operating profit of Borrower during the immediately preceding fiscal year;

(C) A Consolidated Subsidiary may liquidate;

(D) Borrower or any Consolidated Subsidiary may merge or consolidate with any other corporation, so long as (1) in any merger or consolidation involving Borrower, Borrower shall be the surviving or continuing corporation and (2) in any merger or consolidation involving a Wholly Owned Subsidiary (and not Borrower), a Wholly Owned Subsidiary shall be the surviving or continuing corporation;

(E) Borrower or any Consolidated Subsidiary may effect a Sale of Investments (other than Investments in a Consolidated Subsidiary) or Foreclosure Property to third parties, to any Special Purpose Subsidiary, or (solely with respect to Foreclosure Property) to any Unrestricted Subsidiary in arm’s length transactions on a non-recourse basis, so long as the purchaser of such Investment or Foreclosure Property does not and will not have a claim against or interest in any other assets of Borrower or any Consolidated Subsidiary to support the value of the assets so sold or to enhance the creditworthiness of securities or Debt secured by or evidencing an interest in such assets or in the holder thereof;

(F) Borrower or any Consolidated Subsidiary may effect a Sale of capital stock or other equity interests in an Unrestricted Subsidiary to third parties in arm’s length transactions; and

(G) Borrower or any Consolidated Subsidiary may effect a Sale of Investments (other than Investments in a Consolidated Subsidiary) in the ordinary course of business; provided, however, that a portion of the proceeds of such Sale equal to the cost basis of the assets so sold is reinvested in Investments of Borrower or any Consolidated Subsidiary in the ordinary course of business.

(b) Permit any Consolidated Subsidiary to issue any voting stock of such Consolidated Subsidiary except to satisfy the rights of minority shareholders to receive issuances of stock, which are non-dilutive to Borrower and/or any Consolidated Subsidiary; provided that, the foregoing restrictions do not apply to issuances of voting stock to Borrower or to a Wholly Owned Subsidiary or the issuance of directors’ qualifying shares.

As used in this Section 9.5, a sale of assets will be deemed a “substantial part” of the assets of Borrower and its Consolidated Subsidiaries if (y) the Book Value of such assets sold (in one or a series of transactions) in a given fiscal year (except those assets transferred pursuant to clause (B), (E), (F), or (G) above sold in the ordinary course of business) exceeds 15% of the total assets of Borrower and its Consolidated Subsidiaries determined at the close of the immediately preceding fiscal year, or (z) the operations of such assets sold (except those assets transferred pursuant to clause (B), (E), (F), or (G) above sold in the ordinary course of business) generated 15% or more of the consolidated operating profit of Borrower and its Consolidated Subsidiaries during the immediately preceding fiscal year.

9.6 Fiscal Year Change its fiscal year from that in effect as of the Agreement Date.

9.7 Modifications to Material Contracts Enter into, or permit any Subsidiary to enter into, any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect or default in the performance of any obligations of Borrower or any Subsidiary under any Material Contract beyond any applicable cure period provided for therein or permit any Material Contract to be canceled or terminated prior to its stated maturity (other than prepayments of Debt to the extent permitted by Section 9.11).

9.8 Transactions with Affiliates Permit to exist or enter into, and will not permit any of its Subsidiaries to permit to exist or enter into, any transaction (including the purchase, sale, lease, or exchange of any property or the rendering of any service) with any Affiliate of Borrower or with any director, officer, or employee of Borrower, any Subsidiary, or any other Affiliate, except transactions involving consideration in an aggregate amount for all such transactions not in excess of $25,000,000 per fiscal year, and transactions in the ordinary course of, and pursuant to the reasonable requirements of the, business of Borrower or any of its Subsidiaries and upon fair and reasonable terms which are no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

9.9 Subsidiary Senior Note Guaranty Permit any Consolidated Subsidiary to guarantee (including, without limitation, any Subsidiary Senior Note Guaranty) or assume or agree to become liable in any way, either directly or indirectly, for any Debt of Borrower or any other Consolidated Subsidiary (other than (i) guaranties or assumptions of Debt of a Consolidated Subsidiary so long as such Debt does not constitute Senior Debt and (ii) guaranties of the Obligations), unless and until Borrower shall first furnish to Administrative Agent (a) an unconditional Subsidiary Bank Guaranty, (b) an Intercreditor Agreement, and (c) an opinion of counsel to the effect that such Subsidiary Bank Guaranty has been duly authorized, executed, and delivered by such Consolidated Subsidiary and constitutes the legal, valid, and binding obligation of such Consolidated Subsidiary, enforceable against such Consolidated Subsidiary in accordance with the terms thereof, and covering such other matters as the Requisite Lenders may reasonably request.

9.10 Employee Benefit Plans Engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) , other than a transaction for which an exemption is available under Section 408 of ERISA of under Section 4975(d) of the Internal Revenue Code.

9.11 Payment of Obligation Borrower shall pay the Obligations in accordance with the terms and provisions of the Loan Documents. Borrower and its Consolidated Subsidiaries shall not, if an Event of Default shall have occurred and be continuing, (a) make any voluntary prepayment of principal of, or interest on, any other Debt (other than the Obligations), whether subordinate to the Obligations or not or (b) use proceeds from the Loans to make any payment or prepayment of principal of, or interest on, or sinking fund payment in respect of any other Debt of Borrower or any of its Subsidiaries.

SECTION 10. DEFAULT.

10.1 Events of Default Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a) Default in Payment of Principal. Borrower shall fail to pay when due (whether upon demand, at maturity, by reason of acceleration, or otherwise) the principal of any of the Loans.

(b) Default in Payment of Other Amounts. Borrower shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations (other than the principal of any Loan) owing by Borrower under this Agreement or any other Loan Document and such failure shall continue for a period of three Business Days after the earlier of (i) the date upon which Borrower obtains knowledge of such failure or (ii) the date upon which Borrower has received written notice of such failure from Administrative Agent.

(c) Default in Performance. (i) Borrower shall fail (or, where applicable, shall fail to cause any Subsidiary) to perform or observe any term, covenant, condition or agreement on its part to be performed or observed contained in Sections 7.11, 7.12, 8.4(i), or in Section 9 or (ii) Borrower shall fail (or, where applicable, shall fail to cause any Subsidiary) to perform or observe any term, covenant, condition, or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section 10.1 and in the case of this clause (ii) such failure shall continue for a period of 30 days after the earlier of (x) the date upon which Borrower obtains knowledge of such failure or (y) the date upon which Borrower has received written notice of such failure from Administrative Agent.

(d) Misrepresentations. Any written statement, representation, or warranty made or deemed made by or on behalf of Borrower or any Subsidiary under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of Borrower or any Subsidiary to Administrative Agent or any Lender in connection with this Agreement or the other Loan Documents, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made.

(e) Cross-Default.

(i) Borrower or any Consolidated Subsidiary shall fail to pay when due and payable the principal of, or interest on, any Debt (other than the Loans) or any Contingent Obligations having an aggregate outstanding principal amount of $25,000,000 or more; or

(ii) the maturity of any Debt (other than the Loans) of Borrower or any Consolidated Subsidiary having an aggregate outstanding principal amount of $25,000,000 or more shall have (x) been accelerated in accordance with the provisions of any indenture, contract, or instrument evidencing, providing for the creation of, or otherwise concerning such Debt or (y) been required to be prepaid prior to the stated maturity thereof; or

(iii) any other event shall have occurred and be continuing with respect to any Debt (other than the Loans) of Borrower or any Consolidated Subsidiary having an aggregate outstanding principal amount of $25,000,000 or more and any applicable cure period with respect to such event shall have expired, such that any holder or holders of such Debt, any trustee or agent acting on behalf of such holder or holders, or any other Person is permitted to accelerate the maturity of any such Debt or require any such Debt to be prepaid prior to its stated maturity; or

(iv) the occurrence under any Interest Rate Agreement of a termination date prior to the stated or contracted termination date as a result of defaults by Borrower or any Consolidated Subsidiary and the liability of Borrower or any Consolidated Subsidiary as a result thereof (determined consistently with the definition of Interest Rate Agreement), individually or in the aggregate, is greater than $25,000,000.

(f) Voluntary Bankruptcy Proceeding. Borrower, any Material Subsidiary, or any Other Relevant Subsidiary shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended or any other federal Debtor Relief Law; (ii) file a petition seeking to take advantage of any other Debtor Relief Law; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under any Debtor Relief Law or consent to any proceeding or action described in the immediately following subsection (g); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or similar action for the purpose of effecting any of the foregoing.

(g) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against Borrower, any Material Subsidiary, or any Other Relevant Subsidiary in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code of the United States of 1978, as amended or any other Debtor Relief Laws; or (ii) the appointment of a trustee, receiver custodian, liquidator or the like of such Person, or of all or any substantial part of the assets domestic or foreign, of such Person, and such case or proceeding is not dismissed within 60 days after it is commenced.

(h) Contest of Loan Documents. Borrower or any Subsidiary shall disavow, revoke, or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit, or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, any Note, or any other Loan Document. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect.

(i) Judgment. A judgment or order for the payment of money shall be entered against Borrower or any Consolidated Subsidiary by any court or other tribunal which exceeds, individually or together with all other such judgments or orders entered against Borrower and its Consolidated Subsidiaries at the time remaining unpaid, $25,000,000 in amount (or which shall otherwise have a Material Adverse Effect) and such judgment or order shall continue unpaid for a period of 30 days without being stayed or dismissed through appropriate appellate proceedings.

(j) Attachment. A warrant, writ of attachment, execution, or similar process shall be issued against any property of Borrower or any Consolidated Subsidiary which exceeds, individually or together with all other such warrants, writs, executions, and processes, $25,000,000 in amount and such warrant, writ, execution, or process shall not be discharged, vacated, stayed, or bonded for a period of 30 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution, or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution, or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of Borrower or any of its Consolidated Subsidiaries.

(k) ERISA. Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $25,000,000.

(l) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(m) Change of Control.

(i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 25% of the total voting power of the then outstanding voting stock of Borrower; or

(ii) During any twelve-month period (commencing on or after the Agreement Date), a majority of the Board of Directors of Borrower shall no longer be composed of individuals (A) who were members of such Board of Directors on the first date of such period, (B) whose election or nomination to such Board of Directors was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of such Board of Directors, or (C) whose election or nomination to such Board of Directors was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of such Board of Directors.

(n) Dissolution. Any order, judgment, or decree is entered against Borrower, any Material Subsidiary, or any Other Relevant Subsidiary decreeing the dissolution or split up of such Person, and such order remains undischarged or unstayed for a period in excess of 30 days.

(o) Payment of Certain Other Agreements. The payment directly or indirectly (including, without limitation, any payment in respect of any sinking fund, defeasance, or redemption) by Borrower or any of its Consolidated Subsidiaries of any Debt, including without limitation, the Senior Notes, in a manner or at a time during which such payment is not permitted under the terms of the Loan Documents, or under any instrument or document evidencing or creating such Debt.

(p) LCs. LC Issuer shall have been served with, or becomes otherwise subject to, a court order, injunction, or other process or decree restraining or seeking to restrain it from paying any drafts under any LC and either (i) there has been a draft under such LC which LC Issuer would otherwise be obligated to pay and Borrower has refused to reimburse LC Issuer for such payment or (ii) the expiration date of such LC has occurred but the right of any beneficiary thereunder to draw under such LC has been extended past the expiration date in connection with the pendency of the related court action or proceeding and Borrower has failed to deposit with Administrative Agent cash collateral in an amount equal to the maximum drawing which could be made under such LC.

10.2 Remedies Upon Event of Default Upon the occurrence of an Event of Default the following provisions shall apply:

(a) Acceleration; Termination of Facilities.

(i) Automatic. Upon the occurrence of an Event of Default specified in Sections 10.1(f) or 10.1(g), (A) the entire unpaid balance of the Obligations of Borrower under the Loan Documents shall become immediately and automatically due and payable by Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by Borrower and Borrower shall be required to provide cash collateral in an amount equal to 100% of the LC Exposure then existing in accordance with Section 2.3(h) and (B) each of the Commitments (including the Swing Line Commitment and LC Commitment) and the obligation of Lenders to make Loans and the obligation of LC Issuer to issue LCs shall immediately and automatically terminate;

(ii) Optional. If any other Event of Default shall have occurred and be continuing, Administrative Agent may, and at the direction of the Requisite Lenders shall (subject to the terms of Section 11): (A) declare the entire unpaid balance of the Obligations under the Loan Documents, or any part thereof, immediately due and payable; whereupon the same shall immediately become due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by Borrower, (B) demand Borrower to provide cash collateral in an amount equal to 100% of the LC Exposure then existing in accordance with Section 2.3(h), and (C) terminate the Commitments (including the Swing Line Commitment and the LC Commitment) and the obligation of Lenders to make Loans hereunder and the obligation of LC Issuer to issue LCs hereunder.

(b) Loan Documents. The Requisite Lenders may direct Administrative Agent to, and Administrative Agent if so directed shall (subject to the terms of Section 11), exercise any and all of its rights under any and all of the other Loan Documents.

(c) Applicable Law. The Requisite Lenders may direct Administrative Agent to, and Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law, including without limitation, (i) reduce any claim to judgment; (ii) to the extent permitted by Applicable Law, exercise (or request each Lender and each of their respective Affiliates to, and each Lender and each of their respective Affiliates shall be entitled to, exercise) the rights of offset or banker’s Lien against the interest of Borrower and each Subsidiary Bank Guarantor in and to every account (general or special, time or demand, provisional or final, in whatever currency (other than special accounts, trust accounts, or escrow accounts maintained by Borrower in a fiduciary capacity or as an agent for unrelated third parties)) and other property of Borrower and each Subsidiary Bank Guarantor which are in the possession of Administrative Agent or any Lender or any of their respective Affiliates to the extent of the full amount of the Obligations (to the extent permitted by Applicable Law, Borrower and each Subsidiary Bank Guarantor being deemed directly obligated to each Lender in the full amount of the Obligations for such purposes), irrespective of whether or not Administrative Agent or such Lender shall have made any demand under this Agreement or any other Loan Documents and although such obligations of Borrower or any Subsidiary Bank Guarantor may be contingent or unmatured or are owed to a branch or office of Administrative Agent or such Lender different from the branch or office holding such deposit or obligated under such indebtedness; and (iii) exercise any and all other legal or equitable rights afforded by the Loan Documents, the Applicable Laws of the State of New York, or any other applicable jurisdiction as Administrative Agent shall deem appropriate, or otherwise, including, but not limited to, the right to bring suit or other proceedings before any Governmental Authority either for specific performance of any covenant or condition contained in any of the Loan Documents or in aid of the exercise of any right granted to Administrative Agent or any Lender in any of the Loan Documents.

10.3 Remedies Upon Certain Defaults Upon the occurrence of a Default specified in Sections 10.1(f) or 10.1(g), the Commitments (including the Swing Line Commitment and the LC Commitment) shall immediately and automatically terminate.

10.4 Allocation of Proceeds If a Default or Event of Default shall have occurred and be continuing, all payments received by Administrative Agent, LC Issuer, Swing Line Lender, or any Lender under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by Borrower hereunder or thereunder (including proceeds from the exercise of any rights), shall be applied by Administrative Agent in the following order and priority:

(a) Amounts due to Administrative Agent in respect of Fees and any expenses due under Section 12.2;

(b) Amounts due to LC Issuer and Lenders in respect of Fees and any expenses due under Section 12.2;

(c) Payments of interest on the Revolving Loans and the Swing Line Loans to be applied for the ratable benefit of Lenders, Swing Line Lender, and any participating Lenders under the Swing Line Subfacility pursuant to Section 2.2(c);

(d) Payment of all unpaid reimbursement obligations with respect to any LCs issued pursuant to the Agreement which are due and payable and which remain unfunded by any Loan, provided that, such payments shall be allocated ratably among LC Issuer and Lenders which have funded their participations in such LC;

(e) Payments of outstanding Swing Principal Debt; provided that, such payments shall be made solely to Swing Line Lender, unless Lenders have funded participations in the Swing Principal Debt in accordance with Section 2.2(c), in which case such payment shall be allocated pro rata among Swing Line Lender and the participating Lenders;

(f) Payments of principal outstanding under the Revolving Loans, to be applied for the ratable benefit of Lenders;

(g) As a deposit with Administrative Agent (for the benefit of LC Issuer and Lenders which have purchased participations in any outstanding LC), as security for, and to provide for the payment of, any reimbursement obligations, if any, thereafter arising with respect to any issued and outstanding LCs issued pursuant to the Agreement;

(h) Amounts due to Administrative Agent and Lenders pursuant to Section 12.8;

(i) Payments of all other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of Lenders; and

(j) Any amount remaining after application as provided above, shall be paid to Borrower or whomever else may be legally entitled thereto.

10.5 Performance by Administrative Agent If Borrower shall fail to perform any covenant, duty, or agreement contained in any of the Loan Documents, Administrative Agent may perform or attempt to perform such covenant, duty, or agreement on behalf of Borrower after the expiration of any cure or grace periods set forth herein. In such event, Borrower shall, at the request of Administrative Agent, promptly pay any amount reasonably expended by Administrative Agent in such performance or attempted performance to Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of Borrower under this Agreement or any other Loan Document.

10.6 Rights Cumulative The rights, remedies, powers, and privileges of Administrative Agent and Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights, remedies, powers, or privileges which any of them may otherwise have under Applicable Law.

10.7 Company Waivers To the extent permitted by Applicable Law, Borrower and each Subsidiary Bank Guarantor, if any, hereby waive presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration, and notice of protest and nonpayment, and agree that their respective liability with respect to the Obligations (or any part thereof) shall not be affected by any renewal or extension in the time of payment of the Obligations (or any part thereof), by any indulgence, or by any release or change in any security for the payment of the Obligations (or any part thereof).

10.8 Delegation of Duties and Rights Lenders and Administrative Agent may perform any of their duties or exercise any of their rights under the Loan Documents by or through their respective representatives.

10.9 Not in Control Nothing in any Loan Document shall, or shall be deemed to (a) give Administrative Agent or any Lender the right to exercise control over the assets (including real property), affairs, or management of Borrower or any Subsidiary, (b) preclude or interfere with compliance by Borrower or any Subsidiary with any Applicable Law, or (c) require any act or omission by Borrower or any Subsidiary that may be harmful to Persons or property. Any “Material Adverse Effect” or other materiality qualifier in any representation, warranty, covenant, or other provision of any Loan Document is included for credit documentation purposes only and shall not, and shall not be deemed to, mean that Administrative Agent or any Lender acquiesces in any non-compliance by Borrower or any Subsidiary with any Applicable Law or document, or that Administrative Agent or any Lender does not expect Borrower or any Subsidiary to promptly, diligently, and continuously carry out all appropriate removal, remediation, and termination activities required or appropriate in accordance with all Environmental Laws. Administrative Agent and Lenders have no fiduciary relationship with or fiduciary duty to Borrower or any Subsidiary arising out of or in connection with the Loan Documents, and the relationship between Administrative Agent and Lenders, on the one hand, and Borrower and its Subsidiaries, on the other hand, in connection with the Loan Documents is solely that of debtor and creditor. The power of Administrative Agent and Lenders under the Loan Documents is limited to the rights provided in the Loan Documents, which rights exist solely to assure payment and performance of the Obligations and may be exercised in a manner calculated by Administrative Agent and Lenders in their respective good faith business judgment.

10.10 Course of Dealing The acceptance by Administrative Agent or Lenders at any time and from time to time of partial payment on the Obligations shall not be deemed to be a waiver of any Default then existing. No waiver by Administrative Agent, Requisite Lenders, or Lenders of any Default shall be deemed to be a waiver of any other then-existing or subsequent Default. No delay or omission by Administrative Agent, Requisite Lenders, or Lenders in exercising any right under the Loan Documents shall impair such right or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof, or the exercise of any other right under the Loan Documents or otherwise.

SECTION 11. AGREEMENT AMONG LENDERS.

11.1 Appointment, and Authority Each Lender and LC Issuer hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as expressly set forth in Section 11.6, the provisions of this Section 11.1 are solely for the benefit of Administrative Agent, Lenders and LC Issuer, and Borrower shall not have rights as a third party beneficiary of any of such provision.

11.2 Rights as a Lender The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to Lenders.

11.3 Exculpatory Provisions Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.5 and 10.2) or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default is given to Administrative Agent by Borrower, a Lender or LC Issuer.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default , (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

11.4 Reliance by Administrative Agent Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of an LC, that by its terms must be fulfilled to the satisfaction of a Lender or LC Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or LC Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or LC Issuer prior to the making of such Loan or the issuance of such LC. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.5 Delegation of Duties Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 11.5 shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

11.6 Resignation of Administrative Agent Administrative Agent may at any time give notice of its resignation to Lenders, LC Issuer and Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with a minimum combined capital and surplus of $500,000,000 with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that, so long as no Default or Event of Default has occurred or is continuing, such appointment of a successor administrative agent will be subject to approval by Borrower, which approval shall not be unreasonably withheld, conditioned, or delayed, and any such request for approval shall be deemed granted on the fifth Business Day after Borrower’s receipt of such request for approval if Borrower has not responded. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent, after consulting with Borrower, may on behalf of Lenders and LC Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if Administrative Agent shall notify Borrower and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of Lenders or LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for above in this Section 11.6. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 11.6). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 11 and Sections 12.2 and 12.8 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section 11.6 shall also constitute its resignation as LC Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer and Swing Line Lender, (b) the retiring LC Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor LC Issuer shall issue letters of credit in substitution for each LC, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring LC Issuer to effectively assume the obligations of the retiring LC Issuer with respect to such LC.

11.7 Non-Reliance on Administrative Agent and Other Lenders Each Lender and LC Issuer acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and LC Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

11.8 No Other Duties, Etc Anything herein to the contrary notwithstanding, none of the Book Manager, Arrangers, Syndication Agent, Co-Documentation Agents, or Managing Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or LC Issuer hereunder.

11.9 Administrative Agent May File Proofs of Claim In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposures and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, LC Issuer and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, LC Issuer and Administrative Agent and their respective agents and counsel and all other amounts due Lenders, LC Issuer and Administrative Agent under Sections 3.8 and 12.2) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and LC Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders and LC Issuer, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 3.8 and 12.2.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 12.	MISCELLANEOUS.

12.1	Notices

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed, or delivered to the applicable address, facsimile number, or (subject to clause (b) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows (or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section 12.1):

(i) If to Borrower:

Allied Capital Corporation
1919 Pennsylvania Avenue, N.W.
Washington, DC 20006-3434
Attention:	Penni Roll, Chief Financial Officer

Telephone/Telecopy: (202) 721-6192

In the case of any notice provided under Section 10 of this Agreement, with a copy to:

Allied Capital Corporation
1919 Pennsylvania Avenue, N.W.
Washington, DC 20006-3434
Attention: Scott Lesmes, Chief Legal Officer
Telephone/Telecopy:(202) 721-6270
(ii)	If to Administrative Agent, LC Issuer, and Swing Line Lender:
Bank of America, N.A.
Agency Management
CA5-701-05-19
1455 Market Street
San Francisco, CA 94103
	Attention:	Joan Mok
	Telecopy:	415-503-5085
	Telephone:	415-436-3496
	Email:	joan.mok@bankofamerica.com

with a copy to:

Bank of America, N.A.
901 Main Street, 64th Floor
Dallas, Texas 75202
Attention: Telecopy: Telephone:	Stefanie Brown (214) 209-0997 (214) 209-0691

(iii) If to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to Lenders and LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or LC Issuer pursuant to Section 2 if such Lender or LC Issuer, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, LC Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender, LC Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Borrower, Administrative Agent, LC Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower, Administrative Agent, LC Issuer and the Swing Line Lender. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, LC Issuer and Lenders. Administrative Agent, LC Issuer, and Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Administrative Agent, LC Issuer, each Lender, and the Related Parties of each of them from all losses, costs, expenses, and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. Notwithstanding the foregoing, nothing contained in this Section 12.1(e) shall exculpate Administrative Agent, LC Issuer, any Lender, or any Related Party of any of them from its gross negligence or willful misconduct or require Borrower to indemnify Administrative Agent, LC Issuer, or any Lender or any Related Party of any of them to the extent that the losses, costs, expenses, and liabilities referred to in the preceding sentence are determined by a court of competent jurisdiction to have resulted from such Person’s own gross negligence or willful misconduct. All telephonic notices to and other communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

12.2 Expenses

(a) Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by LC Issuer in connection with the issuance, amendment, renewal or extension of any LC or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Administrative Agent, any Lender, or LC Issuer (including the fees, charges and disbursements of any counsel for Administrative Agent, any Lender, or LC Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 12.2, or (B) in connection with the Loans made or LCs issued hereunder, including all such out-of-pocket expenses incurred during any workout or restructuring or negotiations related thereto in respect of such Loans or LCs.

(b) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) of this Section 12.2 to be paid by it to Administrative Agent (or any sub-agent thereof), LC Issuer, or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), LC Issuer, or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability, or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or LC Issuer in connection with such capacity. The obligations of Lenders under this subsection (b) are subject to the provisions of Section 3.6.

(c) Payments. All amounts payable under this Section 12.2 shall be due 30 days after demand or invoicing therefor.

(d) Survival. The agreements in this Section 12.2 shall survive the resignation of Administrative Agent and LC Issuer, the replacement of any Lender, the termination of the aggregate Commitments, and the repayment, satisfaction or discharge of all the other Obligations.

12.3 Jurisdiction; Consent to Service of Process; Waiver of Jury Trial

(a) Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Borrower or its properties in the courts of any jurisdiction.

(b) Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Borrower and each other party hereto consents to service of process in the manner provided for notices in Section 12.1(a). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) Each party hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this agreement or any other loan document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other person has represented, expressly or otherwise, that such other person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this agreement and the other loan documents by, among other things, the mutual waivers and certifications in this Section 12.3.

12.4 Successors and Assigns

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 12.4, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 12.4, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 12.4 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 12.4 and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent, LC Issuer and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in the LC Subfacility and in the Swing Line Loans) at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans;

(iii) any assignment of a Commitment must be approved by Administrative Agent, LC Issuer, and the Swing Line Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); provided that, each such consent shall not be unreasonably withheld or delayed; and

(iv) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with the Assignment Fee, unless such fee is waived by Administrative Agent in its sole discretion, and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section 12.4, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.3(i), 4.1, 4.5, 4.6, and 12.8 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 12.4.

(c) Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at Administrative Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts of Revolving Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive as to the identity of Lenders and their respective Commitments, and Borrower, Administrative Agent and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, any Lender, or LC Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in the LC Subfacility and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, Lenders and LC Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification which decreases the amount of principal of, or the rate at which interest is payable on such Loans or Note, extends any scheduled principal payment date or date fixed for the payment of interest on such Loans or Note, or extends the Commitment of such Lender in a manner that affects such Participant. Subject to subsection (e) of this Section 12.4, Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.1, 4.5 and 4.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 12.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 3.4 as though it were a Lender, provided such Participant agrees to be subject to Section 3.3 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 4.1, 4.5 or 4.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.6 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 4.6(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation as LC Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to Borrower and Lenders, resign as LC Issuer and/or (ii) upon 30 days’ notice to Borrower, resign as Swing Line Lender. In the event of any such resignation as LC Issuer or Swing Line Lender, Borrower shall be entitled to appoint from among Lenders (subject to the consent of the Lender so appointed) a successor LC Issuer or Swing Line Lender hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as LC Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as LC Issuer, it shall retain all the rights, powers, privileges and duties of LC Issuer hereunder with respect to all LCs outstanding as of the effective date of its resignation as LC Issuer and all LC Exposure with respect thereto (including the right to require Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.3. If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.2(c). Upon the appointment of a successor LC Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer or Swing Line Lender, as the case may be, and (b) the successor LC Issuer shall issue letters of credit in substitution for each LC, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such LC.

12.5 Amendments, Etc No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Subsidiary Bank Guarantor therefrom, shall be effective unless in writing signed by the Requisite Lenders and Borrower or the applicable Subsidiary Bank Guarantor, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, notwithstanding the foregoing, with respect to any amendment effecting an increase in the Commitment pursuant to Section 2.13, such amendment shall be executed only by Borrower, Administrative Agent, and the particular existing Lender increasing its Commitment or any new Lender being added pursuant to Section 2.13; provided further, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 5.1(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10.2) without the written consent of such Lender;

(c) postpone the Termination Date, the LC Expiration Date, or any date fixed by this Agreement or any other Loan Document for any payment (other than prepayments) of principal, interest, reimbursement obligations with respect to any LC, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or reimbursement obligations with respect to any LC, or (subject to clause (iv) below in this Section 12.5) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender; provided, however, that only the consent of the Requisite Lenders shall be necessary to amend the definition of “Post-Default Rate” or to waive any obligation of Borrower to pay interest or LC Fees at the Post-Default Rate;

(e) change Section 3.2 or Section 10.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section 12.5 or the definition of “Requisite Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender, or

(g) release any Subsidiary Bank Guarantor from any Subsidiary Bank Guaranty, without the written consent of each Lender;

and; provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by LC Issuer in addition to the Lenders required above, affect the rights or duties of LC Issuer under this Agreement or any Loan Document relating to any LC issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by Swing Line Lender in addition to the Lenders required above, affect the rights or duties of Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver, or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

12.6 Nonliability of Agent and Lenders The relationship between Borrower and Lenders and Administrative Agent shall be solely that of borrower and lender. Administrative Agent and Lenders shall have no fiduciary responsibilities to Borrower; and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by Administrative Agent or any Lender to any Lender, Borrower, or any Subsidiary. Neither Administrative Agent nor any Lender undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations.

12.7 Confidentiality Each of Administrative Agent, LC Issuer, Swing Line Lender, and Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 12.7 to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of Borrower; (g) with the consent of Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Administrative Agent, LC Issuer, Swing Line Lender, or any Lender on a nonconfidential basis from a source other than Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates.

For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its business, other than any such information that is available to Administrative Agent, LC Issuer, Swing Line Lender, or any Lender on a nonconfidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of Administrative Agent, Lenders and LC Issuer acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws.

12.8 INDEMNIFICATION

(a) Whether or not the transactions contemplated hereby are consummated, Borrower agrees to indemnify and hold harmless, Administrative Agent (and any sub-agent thereof), Arranger, LC Issuer, Swing Line Lender, each Lender, and the Related Parties of any of the foregoing persons (each such person being called an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses, and disbursements (including, without limitation, Attorney Costs) that may be incurred by or asserted or awarded against any Indemnified Party, by any third party in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) (a) the execution, delivery, enforcement, performance, or administration of any Loan Document or any other agreement, letter, or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan, or LC or the use or proposed use of the proceeds therefrom (including any refusal by LC Issuer to honor a demand for payment under an LC if the documents presented in connection with such demand do not strictly comply with the terms of such LC), (c) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by borrower or any of its subsidiaries or any environmental liability related in any way to borrower or any of its subsidiaries, or (d) any actual or prospective claim, litigation, investigation, or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory and regardless of whether any Indemnified Party is a party thereto, IN all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory, or sole negligence of the indemnified party; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses, or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnified Party’s gross negligence or willful misconduct. All amounts due under this Section 12.8 shall be payable within ten Business Days after demand therefor.

(b) to the fullest extent permitted by Applicable Law, Borrower shall not assert, and hereby waives, any claim against any indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this agreement and any other loan document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any loan or LC or the use of the proceeds thereof.

(c) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and Obligations of Borrower contained in this Section 12.8 shall survive the payment in full of the Loans and all other amounts payable under this Agreement.

12.9 Severability of Provisions Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

12.10 Governing Law The Loan Documents have been entered into pursuant to Sections 5-1401 and 5-1402 of the New York General Obligations Law, and the laws of the State of New York and of the United States of America shall govern the rights and duties of the parties to the Loan Documents and the validity, construction, enforcement, and interpretation of the Loan Documents.

12.11 Counterparts This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered by telecopy or other electronic imaging means shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

12.12 Entirety The rights and Obligations of Borrower and its Subsidiaries, Lenders, and Administrative Agent shall be determined solely from written agreements, documents, and instruments, and any prior oral agreements between such parties are superseded by and merged into such writings. This Agreement (as amended in writing from time to time) and the other written Loan Documents executed by Borrower or any of its Subsidiaries, any Lender, and/or Administrative Agent, (together with all commitment letters and fee letters only as they relate to the payment of fees after the Closing Date) represent the final agreement between Borrower and its Subsidiaries, Lenders, and Administrative Agent, and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements by such parties. There are no unwritten oral agreements between such parties.

12.13 Construction Administrative Agent, Borrower, and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Administrative Agent, the other Agents, Borrower, and each Lender.

12.14 Discharge Only Upon Payment in Full The obligations of Borrower and each Subsidiary under the Loan Documents shall remain in full force and effect until termination of the Commitments and payment in full of the Loans and of all interest, fees, and other amounts of the Obligations then due and owing (and termination or expiration of all outstanding LCs, if any, unless Administrative Agent shall otherwise consent with the approval of Requisite Lenders), except that Sections 2.3(i), 4, 11 and 12, and any other provisions under the Loan Documents expressly intended to survive by the terms hereof or by the terms of the applicable Loan Documents, shall survive such termination.

12.15 Payments Set Aside To the extent that any payment by or on behalf of Borrower is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any receivership, liquidation, or bankruptcy proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

12.16 USA Patriot Act Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act. Borrower shall, promptly following a request for information by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

12.17 Termination of Obligation Under Existing Agreement The parties hereto agree that, on the Effective Date, after all conditions precedent set forth in Section 5.1 have been satisfied or waived: (a) payment of all “Obligations” and the “Commitments” of any Lender (as such terms are defined in the Existing Agreement) shall be deemed terminated and the related “Loan Documents” (as defined in the Existing Agreement) shall be of no further force and effect, except that Sections 2.3(i), 4, 11 and 12 of the Existing Agreement, and any other provisions under the Existing Agreement expressly intended to survive by the terms thereof, shall survive such termination; and (b) the Notes issued pursuant to the Existing Agreement, if any, shall be returned to Borrower promptly after the Effective Date, marked “paid.”

REMAINDER OF PAGE INTENTIONALLY BLANK.

SIGNATURE PAGES FOLLOW

BANK OF AMERICA, N.A., as Administrative Agent and
ALLIED CAPITAL CORPORATION, as Borrower	as a Lender
By: /s/ Penni F. Roll	By: /s/ Stefanie Brown

Penni F. Roll, Chief Financial Officer	Stefanie Brown, Vice President
BANK LEUMI USA, as a Lender By: /s/ John Koenigsberg John Koenigsberg, Senior Vice President —	BRANCH BANKING AND TRUST COMPANY, as a Lender
By: /s/ Iris Steinhardt	By: /s/ James E. Davis

Iris Steinhardt, Vice President	James E. Davis, Senior Vice President
CHEVY CHASE BANK, F.S.B., as a Lender	CITIBANK N.A., as a Lender
By: /s/ Ricardo L. Amador	By: /s/ Anthony V. Pantina

Ricardo L. Amador, Group Vice President	Anthony V. Pantina, Senior Vice President
DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender By: /s/ Richard Herder

Richard Herder, Managing Director	FIRSTRUST BANK, as a Lender
By: /s/ Valerie Shapiro	By: /s/ John Hollingsworth

Valerie Shapiro, Vice President	John Hollingsworth, Senior Vice President
ING CAPITAL LLC, as a Lender	MANUFACTURERS AND TRADERS TRUST COMPANY, as a Lender
By: /s/ Patrick Frisch	By: /s/ Beth A. Hughes

Patrick Frisch, Director	Beth A. Hughes, Assistant Vice President
MERRILL LYNCH BANK USA, as a Lender	MORGAN STANLEY BANK, as a Lender
By: /s/ Louis Alder Louis Alder, First Vice	By: /s/ Daniel Twenge
President	—
—	Daniel Twenge, Authorized Signatory
PNC BANK, NATIONAL ASSOCIATION as a Lender	SUNTRUST BANK, as a Lender
By: /s/ Douglas T. Brown	By: /s/ Tim O’Leary

Douglas T. Brown, Senior Vice President	Tim O’Leary, Managing Director
TD BANKNORTH, N.A., as a Lender	UNION BANK OF CALIFORNIA, N.A., as a Lender
By: /s/ John Mercier	By: /s/ Peter Thompson

John Mercier, Senior Vice President	Peter Thompson, Vice President